Exhibit 4.11

EXECUTION COPY

PURCHASE MONEY LOAN AGREEMENT

Dated as of July 31, 2005

among

ASAT HOLDINGS LIMITED,

as Borrower,

and

THE LENDERS NAMED HEREIN,

and

ASIA OPPORTUNITY FUND, L.P.,

as Administrative Agent

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Page
C	Form of Assignment Agreement
D	Form of Tranche A Notice of Borrowing
E	Form of Tranche B Notice of Borrowing
F	Form of Supply Agreement
G-1	Form of U.S. Counsel Opinion
G-2	Form of Cayman Islands Counsel Opinion

ANNEX A	Lender Addresses

-iii-

This PURCHASE MONEY LOAN AGREEMENT, dated as of July 31, 2005 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among ASAT HOLDINGS LIMITED, an exempted company with limited liability under the Companies Law (2004 Revision) of the Cayman Islands (“Borrower”), the Lenders party hereto from time to time and ASIA OPPORTUNITY FUND, L.P., as Administrative Agent (“Administrative Agent”).

ARTICLE I

INTERPRETATION

1.1 Certain Definitions. Unless otherwise indicated in this Agreement or any other Loan Document, the following terms, when used in this Agreement or any other Loan Document, shall have the following respective meanings:

“Administrative Agent” has the meaning given to that term in the introductory paragraph hereof.

“ADSs” mean Borrower’s American Depositary Shares.

“Affiliate” with respect to any Person, means (a) any director, officer or employee of such Person, (b) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and (c) any Person beneficially owning or holding 5% or more of any class of voting securities of such Person or any corporation of which such Person beneficially owns or holds, in the aggregate, 5% or more of any class of voting securities The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to that term in the introductory paragraph hereof.

“Arrangement Fee Warrant” has the meaning given to that term in Section 2.1(a).

“ASAT Limited” means ASAT Limited, a limited liability company formed under the laws of Hong Kong.

“Assignment Agreement” means the assignment and assumption agreement in substantially the form attached hereto as Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.

“Bankruptcy Law” means any bankruptcy, insolvency, reorganization or other similar law of Cayman Islands, Hong Kong, the United States of America or other applicable jurisdiction or any political subdivision thereof or other applicable bankruptcy, insolvency, reorganization or similar law.

“Board” means the Board of Directors of Borrower.

“Borrower” has the meaning given to that term in the introductory paragraph hereof.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of Hong Kong or any other day on which banking institutions are authorized or obligated to close in Hong Kong.

“Cash” as of any date, means “cash and cash equivalents” as set forth, or how “cash and cash equivalents” would be set forth, on a balance sheet of Borrower in accordance with GAAP.

“Change of Control” has the meaning set forth in the Indenture.

“Charges” has the meaning given to that term in Section 2.1(e).

“China Construction Bank Loan Facility” has the meaning given to that term in Section 5.1(i).

“Claim” has the meaning given to that term in Section 8.3.

“Commitment Fee” has the meaning given to that term in Section 2.1(a).

“Commitment Termination Date” means the earlier of October 31, 2006 and the date the Series A Purchase Agreement is terminated according to its terms.

“Commitments” means the Tranche A Commitments and the Tranche B Commitments.

“Consolidated Cash Position” means, at any date, the Cash of Borrower and its consolidated Subsidiaries as of such date, as determined in accordance with GAAP and as set forth in any Notice of Borrowing.

“Consolidated EBITDA” has the meaning set forth in the Indenture.

“Credit Amount” means Fifteen Million Dollars ($15,000,000), which is the maximum amount that Lenders have committed to lend, in the aggregate, pursuant to the Tranche A Commitment and the Tranche B Commitment (if the applicable conditions specified in Article V are satisfied).

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Defaulting Lender” has the meaning given to that term in Section 2.1(d).

“Disclosure Letter” means the Disclosure Letter delivered in connection with this Agreement and dated as of the date hereof, setting forth certain disclosures related to Borrower and its Subsidiaries. Each item set forth in the Disclosure Letter shall set forth the Section of this Agreement to which it relates.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 8.1).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“Equity Securities” of any Person means all shares of common stock, ordinary shares, Preferred Shares and other shares of capital stock, including participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting).

“Event of Default” has the meaning given to that term in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.4(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.4(a).

“Exercised Shares” has the meaning given to that term in Section 2.1(d).

“Facility” means any facility being operated by Borrower and its Subsidiaries in connection with the management and operation of its business.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” has the meaning given to that term in Section 2.1(a).

“Financial Statements” means, with respect to any accounting period for any Person, statements of operations, retained earnings and cash flow of such Person for such period and, if applicable, year-to-date, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year (or the end of the prior fiscal year in the case of the balance sheet) or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP, except, as to unaudited statements, for the absence of footnotes and normal year-end audit adjustments. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

“Governmental Authority” means any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” has the meaning given in the Guaranty and shall include each Subsidiary of Borrower that is a guarantor under the Indenture.

“Guaranty” means the guaranty in substantially the form attached hereto as Exhibit B.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” has the meaning set forth in the Indenture.

“Indemnified Party” has the meaning given to that term in Section 8.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Investment” has the meaning set forth in the Indenture.

“Indenture” means the Indenture, dated as of January 26, 2004, by and among New ASAT (Finance) Limited, an exempted company with limited liability under the Companies Law ((2003) Revision) of the Cayman Islands, Borrower and certain of its Subsidiaries, as guarantors, and The Bank of New York, as Trustee, as in effect on the date hereof.

“JPMP Purchasers” has the meaning set forth in the Series A Purchase Agreement.

“Lenders” means the lenders set forth on Schedule 1 attached hereto and listed on the signature pages hereto as a Lender, and any other Person that is set forth on Schedule 1 attached hereto and that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege in the nature of security, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Loan” means a loan or loans advanced by Lenders to Borrower under this Agreement.

“Loan Documents” means this Agreement, the Guaranty, the Warrants and all other documents, instruments and agreements executed and delivered in connection herewith or therewith or in respect of the closing of the transactions contemplated hereby or thereby.

“Loan Rate” means 15% per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, property, condition (financial or otherwise), results of operations or prospects of Borrower and its Subsidiaries, taken as a whole; (b) the ability of Borrower or any Guarantor to pay or perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents and to avoid an Event of Default or Default under any Loan Document; or (c) the rights and remedies of Lenders under this Agreement and the other Loan Documents.

“Material Agreements” has the meaning given to that term in Section 3.13(a).

“Maturity Date” means the earlier of (a) with respect to a Loan, two years after the date such Loan is made and (b) the date that all loans become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Rate” has the meaning given to that term in Section 2.1(e).

“NASD” means the National Association of Securities Dealers.

“Non-Defaulting Lender” has the meaning given to that term in Section 2.1(d).

“Notice of Borrowing” means (a) with respect to the Tranche A Loans, a notice of borrowing in the form attached hereto as Exhibit D and (b) with respect to the Tranche B Loans, a Tranche B notice of borrowing in the form attached hereto as Exhibit E.

“Obligations” mean all Loans, advances, debts, liabilities and obligations, howsoever arising, owed by Borrower to Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Agreement and the other Loan Documents, including, all interest, fees, charges, premium payable under this Agreement or any Loan Document, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States of America Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Obligor” means Borrower and any Guarantor.

“Ordinary Shares” means the ordinary shares, par value $0.01, of Borrower.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Payment Date” means the last day of each March, June, September and December of each calendar year.

“Payment Default” has the meaning given to that term in Section 6.1(f)(i).

“Permitted Liens” has the meaning set forth in the Indenture.

“Person” means an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any Governmental Authority.

“Preferred Shares” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference shares whether now outstanding or issued after the date hereof, and including, without limitation, all classes and series of preferred or preference shares of such Person.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Tranche A Loan of any Lender (including Tranche A Loan amounts), the percentage obtained by dividing (i) the outstanding principal amount of the Tranche A Loans of such Lender (or if no Tranche A Loans are outstanding, such Lender’s Tranche A Commitment) by (ii) the aggregate the outstanding principal amount of the Tranche A Loans of all Lenders (or if no Tranche A Loans are outstanding, the Tranche A Commitments); and (b) with respect to all payments, computations and other matters relating to the Tranche B Loan of any Lender (including Tranche B Loan amounts), the percentage obtained by dividing (i) the outstanding principal amount of the Tranche B Loans of such Lender (or if no Tranche B Loans are outstanding, such Lender’s Tranche B Commitment) by (ii) the aggregate the outstanding principal amount of the Tranche B Loans of all Lenders (or if no Loans are outstanding, the Tranche B Commitments). For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the outstanding principal amount of the Tranche A Loans (or if no Tranche A Loans are outstanding, the Tranche A Commitment) and the outstanding principal amount of the Tranche B Loans (or if no Tranche B Loans are outstanding, the Tranche B Commitment) of that Lender, by (B) an amount equal to the sum of the aggregate the outstanding principal amount of the Tranche A Loans (or if no Tranche A Loans are outstanding, the Tranche A Commitments) and the aggregate the outstanding principal amount of the Tranche B Loans (or if no Tranche B Loans are outstanding, the Tranche B Commitments) of all Lenders.

“QPL Purchasers” has the meaning set forth in the Series A Purchase Agreement.

“Qualified Debt Financing” means a (a) borrowing pursuant to (i) a loan agreement, credit facility or other financing arrangement with a bank or other financial institution resulting in the incurrence of debt for borrowed money or a receivables factoring arrangement or similar facility or arrangement or (ii) the public offering or private placement of debt securities, or (b) a “hire purchase facility” or similar facility or arrangement, in each case which results in proceeds to Borrower or any Subsidiary of at least $100,000 (net of all reasonable and customary payments, fees, commissions and expenses (including the reasonable fees and expenses of legal counsel and investment banking fees and expenses, sales commissions and relocation fees and expenses).

“Qualified Equity Financing” means a public offering or a private placement of any Equity Security of Borrower or any Subsidiary which results in proceeds to Borrower or any Subsidiary of at least $100,000 (net of all reasonable and customary payments, fees, commissions and expenses (including the reasonable fees and expenses of legal counsel and investment banking fees and expenses, sales commissions and relocation fees and expenses) incurred in connection with such transaction); provided, that the foregoing will not apply to (a) Borrower’s Series A Financing and any Equity Securities (and the exercise thereof) issued in connection therewith or pursuant to the Equity Securities issued in such Series A Financing, (b) any sale or issuance of Equity Securities (and the exercise thereof) by Borrower or its Subsidiaries to employees or directors pursuant to stock option plans or similar plans for the benefit of employees and/or directors generally, (c) any sale or issuance of Equity Securities (and the exercise thereof) in connection with any transaction or series of transactions pursuant to which Borrower or its Subsidiaries acquires any line of business, assets or Equity Interests of another Person, (d) any sale or issuance of Equity Securities by any Subsidiary to Borrower or another Subsidiary, (e) warrants issued by Borrower in connection with any litigation settlement, (f) Ordinary Shares and other Equity Securities issuable upon exercise or conversion of Equity Securities outstanding on the date hereof, or (g) warrants with an exercise price that is greater than or equal to fair market value on the date of issuance issued to financial institution or lessors in connection with commercial credit arrangements or equipment financings.

“Register” has the meaning set forth in Section 2.3(e).

“Related Business” has the meaning set forth in the Indenture.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Requisite Lenders” means Lenders holding 50% or more of the principal amount of the then outstanding Loans or if no Loans are outstanding, 50% or more of the Commitments.

“Restricted Subsidiary” has the meaning set forth in the Indenture.

“Rule 144” means Rule 144, as amended, under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means any filings made by Borrower with the SEC on Form 6-K or Form 20-F during the twelve (12) month period ending on the date of this Agreement and Borrower’s Annual Report on Form 20-F for the fiscal year ended April 30, 2005 in the form approved by Borrower’s Board at a meeting held on July 31, 2005 (whether or not filed).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Financing” means the issuance by Borrower of its Series A Redeemable Convertible Preferred Shares and related rights offering in accordance with the Series A Purchase Agreement.

“Series A Purchase Agreement” means the Securities Purchase Agreement, dated July 31, 2005, among Borrower and the purchasers named therein, as amended, restated, modified or otherwise supplemented from time to time.

“Shareholders Agreement” means the Amended and Restated Shareholders Agreement dated October 11, 2001 among Borrower and the purchasers party thereto, as amended.

“Significant Subsidiary” has the meaning provided under Regulation S-X of the Securities Act, as in effect on the date of the Indenture. In no event shall an Unrestricted Subsidiary (as defined in the Indenture) be considered a Significant Subsidiary.

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

“Standard Chartered Loan Facility” has the meaning set forth in Section 5.1(i).

“Subsidiary” means, with respect to any Person, a Person of which a majority of the outstanding voting stock is or other Equity Securities are owned by such Person directly or indirectly through Subsidiaries. The term “Subsidiary” when used herein without reference to any Person means a Subsidiary of Borrower.

“Supply Agreement” has the meaning set forth in Section 5.1(j).

“Take-up Funding” has the meaning given to that term in Section 2.1(d).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tranche A Commitment” means the commitment of a Lender to make or otherwise fund Tranche A Loans and “Tranche A Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche A Commitment is set forth on Schedule 1, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche A Commitments as of the date hereof is $10,000,000.

“Tranche A Loan” means a Loan made by Lenders to Borrower pursuant to Section 2.1(b)(i).

“Tranche B Commitment” means the commitment of a Lender to make or otherwise fund Tranche B Loans and “Tranche B Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Commitment is set forth on Schedule 1, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B Commitments as of the date hereof is $5,000,000.

“Tranche B Loan” means a Loan made by Lenders to Borrower pursuant to Section 2.1(b)(ii).

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party and the borrowing of Loans.

“Transferred Shares” has the meaning given to that term in Section 2.1(d).

“Warrants” mean the warrants, each substantially in the form of Exhibit A, to purchase up to 20,668,170 Ordinary Shares of Borrower (subject to the terms of the Warrants, including any anti-dilution protections set forth therein), issuable under the Loan Documents.

1.2 Headings. Headings in this Agreement and each of the other Loan Documents are for convenience of reference only and are not part of the substance hereof or thereof.

1.3 Plural Terms. All terms defined in this Agreement or any other Loan Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.4 Construction. This Agreement is the result of negotiations among, and has been reviewed by, Borrower, Administrative Agent and Lenders and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Administrative Agent, or Lenders.

1.5 Entire Agreement. This Agreement, together with the terms set forth in each of the other Loan Documents, taken together, constitute and, contain the entire agreement of Borrower, Administrative Agent and Lenders and, with regard to their respective subject matters, supersede any and all prior agreements, term sheets, negotiations, correspondence, understandings and communications among the parties, whether written or oral, with respect to their respective subject matters.

1.6 Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to articles, Sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto as applicable, as amended, restated, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, references to “$” or “dollars” shall mean United States of America Dollars. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.

ARTICLE II

THE CREDIT

2.1 Credit Facility.

(a) Commitment and Fees.

(i) Commitment. On the terms and subject to the conditions hereof and relying upon the representations and warranties herein set forth as and when made or deemed to be made, each Lender severally agrees to make Loans to Borrower from time to time on any Business Day during the period from the date hereof to the Commitment Termination Date in the aggregate principal amount equal to the Credit Amount.

(ii) Commitment Fee. Borrower shall pay $850,000 to the Administrative Agent for distribution to each Lender hereunder who makes any Tranche A Loans of its Pro Rata Share (the “Commitment Fee”) on the date any Tranche A Loans are funded.

(iii) Arrangement Fee. Borrower shall execute and deliver to the Administrative Agent a Warrant for 5,000,000 Ordinary Shares of Borrower (the “Arrangement Fee Warrants” and together with the Commitment Fee, the “Fees”) on the Effective Date.

(b) Tranches. Borrower may request from time to time Loans up to the Credit Amount on the following terms:

(i) Loans having a principal amount up to Ten Million Dollars ($10,000,000) at any time prior to the Commitment Termination Date, if Borrower’s Consolidated Cash Position falls below $10,000,000; and

(ii) Loans having a principal amount up to Five Million Dollars ($5,000,000) at any time prior to the Commitment Termination Date, if at any time after the Tranche A Loan has been made Borrower’s Consolidated Cash Position falls below $10,000,000.

(c) Notice. Each Loan shall be made on notice given not later than one month before the proposed Funding Date by Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice shall be in the form of a Notice of Borrowing applicable to the type of Loan requested.

(d) Loans Made Pro Rata; Defaulting Lenders. All Loans shall be made by Lenders pro rata on the basis of their respective Tranche A Commitments or Tranche B Commitments, as applicable. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, in the event that following the satisfaction or waiver of the conditions set forth in Section 5.2, any Lender shall fail to fund its Pro Rata Share of any Loans pursuant to this Agreement (such Lender, a “Defaulting Lender”; each Lender that is not a Defaulting Lender referred to herein as a “Non-Defaulting Lender”), each Non-Defaulting Lender shall have the option, and not the obligation, to provide the Loans applicable to itself and the Defaulting Lenders, on a pro rata basis, in whole or in part (such funding, the “Take-up Funding”), and receive Warrants in an amount equal to the sum of (i) its Pro Rata Share of the Warrants and (ii) the Defaulting Lenders’ Pro Rata Share of such Warrants (it being understood that all Warrants held by a Defaulting Lender shall be immediately delivered by such Defaulting Lender to Borrower, and upon such receipt, cancelled and re-issued to the Non-Defaulting Lenders, and the Defaulting Lenders shall have no rights under such Warrants), on a pro rata basis with respect to the amount of Loans applicable to the Defaulting Lenders funded by the Non-Defaulting Lenders. If any of the Warrants shall have been exercised for Ordinary Shares (the “Exercised Shares”), the Defaulting Lenders shall transfer such Exercised Shares to the Non-Defaulting Lenders, at no cost or expense to the Non-Defaulting Lenders, on a pro rata basis with respect to the amount of Loans applicable to the Defaulting Lenders funded by the Non-Defaulting Lenders. If any of the Exercised Shares are no longer held by a Defaulting Lender (the “Transferred Shares”), such Defaulting Lender shall transfer to the Non-Defaulting Lenders a number of other Ordinary Shares held by such Defaulting Lender equal to the number of such Transferred Shares (or, if the Defaulting Lender holds no Ordinary Shares, a cash amount equal to the product of (1) the number of Transferred Shares times (2) the market price of an ADS divided by the number of Ordinary Shares per ADS, as of the Business Day prior to the date of such default), in each case at no cost or expense to the Non-Defaulting Lenders, and on a pro rata basis with respect to the amount of Loan applicable to the Defaulting Lenders paid by the Non-Defaulting Lenders. Notwithstanding the foregoing, in no event shall Borrower be obligated to issue to the Lenders Warrants to purchase more than an aggregate of 20,668,170 Ordinary Shares, subject to the terms of the Warrants, including any anti-dilution protections set forth therein.

(e) Loan Interest Rate. Borrower shall pay interest in cash on the unpaid principal amount of each Loan from the date of such Loan is made until such Loan is paid in full, at a per annum rate of interest equal to the Loan Rate. All computations of interest on Loans shall be based on a 360 day year of twelve 30 day months. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

(f) Payments of Principal and Interest. With respect to each Loan, Borrower shall make payments of interest in arrears at the Loan Rate (i) on each Payment Date applicable such Loan, (ii) on the date of any prepayment of a Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) at maturity. On the Maturity Date with respect to each Loan, Borrower shall make payments in full of the original principal amount of such Loan, plus accrued and unpaid interest.

(g) Defaulting Lenders; Enforcement; Indemnification. Each of (i) Borrower and (ii) the Non-Defaulting Lenders that have elected to make the Take-Up Funding (to the extent of such Take-Up Funding) may enforce the funding of the Loans against the Defaulting Lenders. In addition, (x) the Non-Defaulting Lenders shall be indemnified by the Defaulting Lenders, on a pro rata basis, for any losses incurred as a result of claims against the Non-Defaulting Lenders caused by the Defaulting Lenders’ failure to fund or arising out of the Transactions or the transactions contemplated by the Series A Financing and (y) the Defaulting Lender shall pay all fees and expenses of the Non-Defaulting Lender arising out of the foregoing and Section 2.1(d).

2.2 Use of Proceeds; the Loans; Disbursement; Etc.

(a) Use of Proceeds. The proceeds of the Loans shall be used, within ninety (90) days of the Funding Date for such Loans to finance all or part of the acquisition, lease, construction, installation, additions or improvement of or to any machinery or equipment which is used or useful in a Related Business, including for the build-out of the manufacturing Facility in Dongguan, China and the relocation of assets and equipment from Borrower’s Hong Kong manufacturing Facilities to the new Dongguan Facility; provided, that all such property and assets so financed shall have a useful life beyond the Maturity Date of the Loans from which the funds for the financing of such property and assets were advanced under this Agreement. If any such property or assets were financed with the proceeds of both Tranche A Loans and Tranche B Loans, then the useful life required of such property and assets shall be required to extend beyond the Maturity Date of the Tranche B Loans.

(b) Disbursement. Subject to the satisfaction of the conditions set forth in this Agreement, Lenders shall disburse the Loans by wire transfer to Borrower unless otherwise directed in writing by Borrower and on terms reasonably acceptable to the applicable Lenders.

(c) Termination of Commitment to Lend. Notwithstanding anything to the contrary in the Loan Documents, Lenders’ obligation to lend any portion of the Credit Amount to Borrower hereunder shall terminate on the Commitment Termination Date, subject to reduction of the Commitments as set forth in clause (e) and clause (f) of this Section 2.2.

(d) Optional Prepayment. Upon three Business Days written notice to the Administrative Agent, Borrower may, at its option, at any time, prepay the Loans, either in whole or from time to time in any part of the principal amount thereof, at a prepayment price equal to the principal amount of the Loans so to be prepaid, plus interest accrued thereon through and including the date of such prepayment. Any prepayment shall first be applied to the payment of amounts owing in respect of Tranche B Loans, until fully paid, before any payment of Tranche A Loans may occur. Any Loans that are repaid or prepaid may not be reborrowed.

(e) Optional Reduction of Commitments. Borrower shall have the right, upon at least three Business Days notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided, that after giving effect to any such reduction or termination, (i) the Tranche A Commitments shall not be less than the outstanding aggregate amount of Tranche A Loans and (ii) the Tranche B Commitments shall not be less than the outstanding aggregate amount of Tranche B Loans; provided further, that each reduction of the Tranche A Commitments or Tranche B Commitments pursuant to this Section shall be in an amount that is equal to $500,000 or a larger multiple of $500,000. Once terminated, such Commitments may not be reinstated.

(f) Mandatory Prepayment.

(i) Not later than the third Business Day immediately following the date of the receipt thereof by Borrower, an amount equal to 100% of the cash proceeds (net of all reasonable and customary payments, fees, commissions and expenses (including reasonable fees and expenses of legal counsel and investment banking fees and expenses, sales commissions and relocation fees and expenses) incurred in connection with such transaction from any Qualified Debt Financing, shall be applied as mandatory prepayment of principal of and accrued interest on (x) first, the then outstanding Tranche B Loans, and (y) second, once no Tranche B Loans remain outstanding, the then outstanding Tranche A Loans, in each case on a pro rata basis with respect to the applicable Lenders. To the extent there are proceeds remaining after application in accordance with the foregoing clauses (x) and (y), the Tranche B Commitments shall be reduced by the amount equal to such excess proceeds until reduced to $0, then if any such excess proceeds still remain, the Tranche A Commitments shall be reduced by an amount equal to such remaining excess proceeds until reduced to $0, in each case on a pro rata basis with respect to the applicable Lenders. Notwithstanding the foregoing, if the Qualified Debt Financing is of a type set forth in clause (b) of the definition of such term, such proceeds shall be applied first, to the reduction of the Tranche B Commitments until reduced to $0, then if any excess proceeds still remain, to the reduction of the Tranche A Commitments by an amount equal to such remaining excess proceeds until reduced to $0, in each case on a pro rata basis with respect to the applicable Lenders and second, as set forth in foregoing clauses (x) and (y).

(ii) Not later than the third Business Day immediately following the date of the receipt thereof by Borrower, an amount equal to 100% of the cash proceeds (net of all reasonable and customary payments, fees, commissions and expenses (including reasonable fees and expenses of legal counsel and investment banking fees and expenses, sales commissions and relocation fees and expenses) incurred in connection with such transaction from any Qualified Equity Financing shall be applied as mandatory prepayment of principal of and accrued interest on (x) first, the then outstanding Tranche B Loans, and (y) second, once no Tranche B Loans remains outstanding, the then outstanding Tranche A Loans, in each case on a pro rata basis with respect to the applicable Lenders. To the extent there are proceeds remaining after application in accordance with the foregoing clauses (x) and (y), the Tranche B Commitments shall be reduced by the amount equal to such excess proceeds until reduced to $0, then if any such excess proceeds still remain, the Tranche A Commitments shall be reduced by an amount equal to such remaining excess proceeds until reduced to $0, in each case on a pro rata basis with respect to the applicable Lenders.

(iii) In the event an Asset Sale (as defined in the Indenture) occurs, Borrower shall, to the extent permitted by the Indenture, use, or cause its Restricted Subsidiary to use, to the extent not reinvested in Additional Assets (as defined in the Indenture) within the time period required by the Indenture, the Net Cash Proceeds (as defined in the Indenture) therefrom to the prepayment of the Loans, which shall be applied to the principal of and accrued interest on (x) first, the outstanding Tranche B Loans and (y) second, once no Tranche B Loans remain outstanding, the then outstanding Tranche A Loans. In connection with any such prepayment, Borrower shall reduce the Commitments to the extent required by the Indenture.

(iv) Once terminated, such Commitments may not be reinstated.

2.3 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lenders in lawful money of the United States of America, in immediately available funds, at the address for payments and in the manner specified in Section 8.5(b).

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Late Payments. In the event that any payment of principal or interest provided for herein is not paid by Borrower when due, then Borrower shall pay interest on such amounts not paid when due from the date otherwise due until paid at a rate per annum equal to the rate otherwise applicable hereunder plus 5%. All computations of such interest shall be based on a year of 360 days and twelve 30 day months.

(d) Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to this Agreement) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(e) Register. Administrative Agent, acting on behalf of Borrower, shall maintain a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.3.

2.4 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Letter or any of Borrower’s SEC Filings, Borrower makes the following representations and warranties to Lenders as of the date hereof and again on each Funding Date:

3.1 Organization; Powers. Each of Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2 Authorization; Enforceability. The Transactions are within Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the applicable Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or other Person, except for such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Borrower or any of its Subsidiaries or any order of any Governmental Authority or other Person binding on Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person and (d) will not result in the creation or imposition of any Lien on any asset of Borrower or any of its Subsidiaries.

3.4 Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Financial Statements of Borrower which have been delivered to Lenders, (i) are in accordance with the books and records of Borrower and its Subsidiaries, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the consolidated financial position of Borrower as of the dates presented therein and the consolidated results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein; provided, that any Financial Statements for a fiscal year end shall have been reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing; provided, further, that any Financial Statements for any period other than fiscal year end are subject to the absence of footnotes and normal year-end audit adjustments. Neither Borrower nor any of its Subsidiaries has any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the most recent Financial Statements furnished by Borrower to Lenders.

(b) No Material Adverse Change. Since the most recent date on which audited Financial Statements have been delivered to Lenders pursuant to Section 4.5(a), there has been no material adverse change in the business, operations, assets, property, condition (financial or otherwise), results of operations or prospects of Borrower and its Subsidiaries, taken as a whole.

3.5 Properties.

(a) Property Generally. Each of Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by the Indenture and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.6 Litigation.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the matters set forth in the Disclosure Letter pursuant to this clause that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.7 Environmental Matters.

(a) Each of Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any applicable regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, in each case except to the extent failure to comply therewith, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Pending Environmental Matters. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Borrower’s knowledge, threatened by any governmental or other entity with respect to any alleged failure by Borrower or, to Borrower’s knowledge, any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by Borrower or any of its Subsidiaries, except for any of the foregoing that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.8 Compliance with Laws and Agreements. Each of Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.9 Investment and Holding Company Status. Neither Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

3.10 Taxes. Each of Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.11 [RESERVED].

3.12 Disclosure. Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken together with the SEC Filings contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.13 Material Agreements and Liens.

(a) Material Agreements. Except as set forth in the SEC Filings, and except for the documents executed in connection with the Series A Financing, as of the date hereof, neither Borrower nor any Subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to a registration statement on Form F-3 or applicable form (collectively, “Material Agreements”) if Borrower or any Subsidiary were registering securities under the Securities Act. Except as set forth in the SEC Filings, Borrower and each of its Subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to Borrower’s knowledge are not in default under any Material Agreement now in effect, the result of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b) Liens. Section 3.13(b) of the Disclosure Letter is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $500,000 and covering any property of Borrower or any of its Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Section 3.13(b) of the Disclosure Letter.

3.14 Capitalization. The authorized capital stock of Borrower consists, on the date hereof, of an aggregate of 3,000,000,000 shares of which 678,437,130 Ordinary Shares are duly and validly issued and outstanding (and as of the Closing Date (as defined in the Series A Purchase Agreement), 300,000 Series A Preferred Shares will be validly issued and outstanding), each of which shares is (or in the case of the Series A Preferred Shares, will, when issued, be) fully paid and nonassessable. As of the date hereof, (i) there are no outstanding Equity Rights with respect to Borrower and (ii) there are no outstanding obligations of Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of Borrower nor are there any outstanding obligations of Borrower or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of Borrower or any of its Subsidiaries.

3.15 Subsidiaries and Investments.

(a) Subsidiaries. Section 3.15(a) of the Disclosure Letter is a complete and correct list of all of the Subsidiaries of Borrower as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Section 3.15(a) of the Disclosure Letter, (x) each of Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Section 3.15(a) of the Disclosure Letter, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Investments. Section 3.15(b) of the Disclosure Letter is a complete and correct list of all Investments (other than Investments disclosed in Section 3.15(a) of the Disclosure Letter or otherwise permitted by the Indenture) held by Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Section 3.15(b) of the Disclosure Letter, each of Borrower and its Subsidiaries owns, free and clear of all Liens, all such Investments.

(c) Restrictions on Subsidiaries. None of the Subsidiaries of Borrower is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 4.12 (Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries) of the Indenture, other than as set forth in Section 3.15(c) of the Disclosure Letter (it being understood that Borrower need not set forth any such indenture, agreement, instrument or other arrangement in Section 3.15(c) of the Disclosure Letter solely as a result of it containing customary nonassignment provisions).

3.16 Solvency, Etc. Borrower is Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent.

ARTICLE IV

COVENANTS

4.1 Indenture Covenants. Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the covenants contained in the Sections of the Indenture set forth below, without giving effect to any modifications or supplements to the Indenture, or termination thereof, after the date hereof:

(a)	Section 4.3 (Limitation on Restricted Payments).

(b)	Section 4.4 (Corporation and Partnership Existence).

(c)	Section 4.5 (Payment of Taxes and Other Claims).

(d)	Section 4.6 (Maintenance of Properties and Insurance).

(e)	Section 4.9 (Limitation on Location of Business).

(f)	Section 4.10 (Limitation on Transaction with Affiliates).

(g)	Section 4.11 (Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock)

(h)	Section 4.12 (Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries).

(i)	[RESERVED].

(j)	Section 4.14 (Limitation on Sale of Assets and Subsidiary Stock).

(k)	Section 4.16 (Limitation on Liens).

(l)	Section 4.18 (Limitation on Lines of Business).

(m)	Section 4.20 (Restriction on Ownership of ASAT and the Company).

(n)	Section 5.1 (Limitation on Merger, Sale or Consolidation).

If any Indenture covenant set forth above requires Borrower or any Subsidiary to provide any notice, officers’ certificate or similar instrument to the Trustee or any Holder (as defined in the Indenture), Borrower shall deliver a copy of such notice, officers’ certificate or similar instrument concurrently to the Administrative Agent. Without limiting the generality of the foregoing, the above-mentioned provisions of the Indenture, together with related definitions and ancillary provisions and schedules and exhibits, are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis.

4.2 Fees. Borrower shall deliver and pay the applicable Commitment Fee as set forth in Section 2.1(a).

4.3 Guaranty. At the request of the Requisite Lenders, as a condition to the extension of Loans under this Agreement, Borrower shall cause each Subsidiary that is a guarantor under the Indenture as of any date to execute and deliver to the Administrative Agent the Guaranty. In any Notice of Borrowing, Borrower shall set forth the Subsidiaries that are guarantors under the Indenture as of such date.

4.4 Further Assurances. At any time or from time to time upon the request of Administrative Agent Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.

4.5 Other Affirmative Covenants. Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, Borrower covenants and agrees with the Lenders that:

(a) Financial Statements and Other Information. Borrower will furnish to the Administrative Agent and each Lender:

(i) within 90 days after the end of each fiscal year of Borrower, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by the chief financial officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) of this Section, a certificate of the chief financial officer of Borrower (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.5(a)(i) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv) concurrently with any delivery of financial statements under clause Section 4.5(a)(i), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any securities exchange, or distributed by Borrower to its shareholders generally or to holders of Indebtedness of Borrower generally, as the case may be; and

(vi) promptly following any request therefor and subject to the limitations set forth in Section 4.5(c), such other information regarding the operations, business affairs and financial condition of Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

(b) Notices of Material Events. Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i) the occurrence of any Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any of its Affiliates that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iii) the assertion of any Environmental Liability by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Liability or alleged violation that, if adversely determined, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(iv) any other development that, individually or in the aggregate, results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement the chief financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c) Books and Records; Inspection Rights. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of its dealings and transactions in relation to its business and activities. Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Notwithstanding anything to the contrary in this Section 4.5(c), neither Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or its respective designated representative) is then prohibited by any applicable law, rule or regulation or any agreement existing as of the date hereof binding on Borrower or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(d) Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Compliance with Supply Agreement. Borrower shall comply in all material respects with the Supply Agreement.

4.6 [RESERVED]

4.7 Shelf Registration.

(a) Borrower shall:

(i) subject to receipt of necessary information from the Lenders, prepare and file with the SEC, promptly and in any event within 120 days after the Funding Date with respect to the Tranche A Loans, a registration statement on Form F-3 (the “Registration Statement”) to enable the resale by the Lenders of the ADSs representing Ordinary Shares issuable upon exercise of the Warrants from time to time;

(ii) (x) use its reasonable best efforts, subject to receipt of necessary information from each Lender, to cause the Registration Statement to become effective as promptly as practicable after filing but in no event later than 210 days after the Registration Statement is filed by Borrower unless the Registration Statement is subject to review by the SEC, in which case Borrower will use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable after such review, and (y) within ten (10) Business Days after the receipt of a no review letter from the SEC, use reasonable best efforts to cause the Registration Statement to become effective;

(iii) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus which forms a part thereof (the “Prospectus”) as may be necessary to keep the Registration Statement current and effective with respect to any applicable ADSs representing Ordinary Shares until the date all ADSs registered thereunder shall have been sold or on which all ADSs covered by such Registration Statement can be freely sold without any volume limitation under Rule 144 (which supplements shall include supplements required to include the names and holdings of limited and general partners of any Lender in the event any Lender distributes ADSs representing Ordinary Shares to its partners);

(iv) furnish to each Lender with respect to the ADSs representing Ordinary Shares registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses (including supplemental prospectuses) and preliminary versions of the Prospectus filed with the SEC (“Preliminary Prospectuses”) in conformity with the requirements of the Securities Act and such other documents as such Lender may reasonably request, in order to facilitate the public sale or other disposition of all or any of the ADSs representing Ordinary Shares by such Lender;

(v) file documents required of Borrower for normal blue sky clearance in states reasonably specified in writing by such Lender prior to the effectiveness of the Registration Statement, provided, that Borrower shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(vi) bear all expenses (other than underwriting discounts and commissions, if any) in connection with the procedures in paragraph (i) through (v) of this Section and the registration of the ADSs representing Ordinary Shares pursuant to the Registration Statement, including (r) registration and filing fees with the SEC, (s) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of Borrower’s counsel in connection with blue sky qualifications of the ADSs representing Ordinary Shares), (t) printing expenses, (u) fees and expenses, if any, incurred in connection with the listing of the ADSs representing Ordinary Shares, (v) fees and expenses of counsel and independent certified public accountants for Borrower (including the expenses of any comfort letters), (w) the fees and expenses of any additional experts retained by Borrower in connection with such registration, (x) fees and expenses in connection with any review of underwriting arrangements by the NASD, (y) internal Borrower expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), and (z) all reasonable fees and disbursements of one counsel reasonably acceptable to Borrower for the Lenders in connection with such registration; and

(vii) advise the Lenders, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

(b) With a view to making available to each Lender the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Lender to sell its ADSs representing Ordinary Shares to the public without registration, Borrower covenants and agrees to use reasonable best efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (x) such date as, in the opinion of counsel to Borrower, all of the Lenders’ ADSs representing Ordinary Shares may be resold pursuant to Rule 144(k) or any other rule of similar effect or (y) such date as all of the Lender’s ADSs representing Ordinary Shares shall have been resold; (ii) file or furnish with the SEC after the Closing Date (as defined in the Series A Purchase Agreement) in a timely manner all reports and other documents required of Borrower under the Securities Act and under the Exchange Act; and (iii) furnish or make available via EDGAR filings with the SEC (if applicable) to each Lender upon request, for as long as each Lender beneficially owns any ADSs representing Ordinary Shares, (x) a written statement by Borrower that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (y) a copy of Borrower’s most recent Annual Report on Form 20-F, and (z) such other information as may be reasonably requested in order to avail such Lender of any rule or regulation of the SEC that permits the selling of any such ADSs representing Ordinary Shares without registration.

(c) It shall be a condition precedent to the obligations of Borrower to take any action pursuant to this Section 4.7 that each Lender shall furnish to Borrower such information regarding itself, the ADSs representing Ordinary Shares to be sold by such Lender, and the intended method of disposition of such securities as Borrower shall reasonably request and as shall be required to effect the registration of the ADSs representing Ordinary Shares.

(d) Notwithstanding anything to the contrary herein, the Registration Statement shall cover only the ADSs representing Ordinary Shares.

Borrower understands that each Lender disclaims being an underwriter, but in the event the Lenders shall be deemed an underwriter by the SEC, such action shall not relieve Borrower of any obligations it has hereunder.

4.8 Transfer of ADSs representing Ordinary Shares After Registration; Suspension. Each Lender agrees that it will promptly notify Borrower of any changes in the information set forth in the Registration Statement regarding such Lender or its plan of distribution.

(a) Except in the event that paragraph (c) below applies, Borrower shall: (i) prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the ADSs representing Ordinary Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide each Lender copies of any documents filed pursuant to Section 4.8(b)(i); and (iii) upon request, inform each Lender that Borrower has complied with its obligations in Section 4.8(b)(i) (or that, if Borrower has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, Borrower will notify each Lender to that effect, will use its reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify each Lender pursuant to Section 4.8(b)(i) hereof when the amendment has become effective).

(b) Subject to paragraph (d) below, in the event: (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by Borrower of any notification with respect to the suspension of the qualification or exemption from qualification of any of the ADSs representing Ordinary Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) of any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (v) if Borrower has made the good faith determination (x) that continued use by the Lenders of the Registration Statement for purposes of effecting offers or sales of the ADSs representing

Ordinary Shares pursuant thereto would require, under the Securities Act, premature disclosure in the Registration Statement (or the Prospectus relating thereto) of material, nonpublic information concerning Borrower, its business or prospects or any proposed material transaction or significant corporate development involving Borrower, (y) that such premature disclosure would be materially adverse to Borrower, its business or prospects or any such proposed material transaction or significant corporate development or would make the successful consummation by Borrower of any such material transaction significantly less likely and (z) that it is therefore important to suspend the use by the Lenders of such Registration Statement (and the Prospectus relating thereto) for purposes of effecting offers or sales of the ADSs representing Ordinary Shares pursuant thereto, then Borrower shall promptly deliver a certificate in writing to each Lender (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Lender will refrain from selling any ADSs representing Ordinary Shares pursuant to the Registration Statement (a “Suspension”) until each Lender’s receipt of copies of a supplemented or amended Prospectus prepared and filed by Borrower, or until it is advised in writing by Borrower that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, Borrower will use its reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable within 90 days after delivery of a Suspension Notice to the Lender. During the Suspension Period, none of the Lenders shall offer or sell any ADSs representing Ordinary Shares pursuant to or in reliance upon the Registration Statement (or the prospectus relating thereto). In addition to and without limiting any other remedies (including at law or at equity) available to the Lender, the Lender shall be entitled to specific performance in the event that Borrower fails to comply with the provisions of this Section 4.8(b).

(c) Notwithstanding the foregoing paragraph (b) of this Section 4.8, in any 12-month period, Borrower shall not suspend the Registration Statement which causes the Lender to be prohibited from selling ADSs representing Ordinary Shares under the Registration Statement as a result of such Suspension on more than five occasions of not more than 90 days each, or 180 days in the aggregate, and any such Suspension must be separated by a period of at least 20 days from a prior Suspension.

(d) Provided that a Suspension is not then in effect, each Lender may sell its ADSs representing Ordinary Shares under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such ADSs representing Ordinary Shares. Upon receipt of a request therefor, Borrower will provide the requested number of current Prospectuses to such Lender.

4.9 Shelf Registration; Indemnification. For purposes of this Section 4.9:

• the term “Selling Lenders” means the Lenders, their respective officers, partners and members, and each person, if any, who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act;

• the term “Registration Statement” means the Registration Statement, any Preliminary Prospectus, the final Prospectus, any exhibit, supplement or amendment thereto or included in or relating to, and any document incorporated by reference in, the Registration Statement (or deemed to be a part thereof) referred to in Section 4.7; and

• the term “untrue statement” means any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Borrower agrees to indemnify and hold harmless each Selling Lender from and against any and all losses, liabilities, damages, expenses and other costs (or actions or proceedings in respect thereof) (“Losses”) to which such Selling Lender may become subject (under the Securities Act or otherwise) insofar as such Losses arise out of, or are based upon any untrue statement of a material fact contained in the Registration Statement and Borrower will reimburse such Selling Lender for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, that Borrower shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to Borrower by or on behalf of such Selling Lender and stated to be specifically for use in preparation of the Registration Statement.

(a) Each Lender severally agrees to indemnify and hold harmless Borrower (and each person, if any, who controls Borrower within the meaning of Section 15 of the Securities Act, each officer of Borrower who signs the Registration Statement and each director of Borrower) from and against any Losses to which Borrower (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such Losses arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Lender and stated to be specifically for use in preparation of the Registration Statement, and the Lender will reimburse Borrower (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. The obligation of such Lender to indemnify shall be limited to the net amount of the proceeds received by such Lender from the sale of the ADSs representing Ordinary Shares pursuant to the Registration Statement.

(b) Each party entitled to indemnification under this Section 4.9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded, after consultation with counsel, that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the reasonable fees and expenses of counsel for the Indemnified Party shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.9, except to the extent that the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(c) If the indemnification provided for in this Section 4.9 is insufficient to or is held by a court of competent jurisdiction to be unavailable to hold harmless an Indemnified Party under subsection (a) or (b) above in respect of any Losses referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other in connection with the statements or omissions or other matters which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by Borrower on the one hand or such Lender on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. Borrower and the Lenders agree that it would not be just and equitable if contribution pursuant to this subsection (c) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (c). The amount paid or payable by an Indemnified Party as a result of the Losses referred to above in this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (c), a Lender shall not be required to contribute any amount in excess of the amount by which the gross amount received by such Lender from the sale of the ADSs representing Ordinary Shares to which such Loss relates exceeds the amount of any damages which such Lender has otherwise been required to pay by reason of such untrue statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Lender’s obligations in this subsection to contribute are several in proportion to their sales of ADSs representing Ordinary Shares to which such loss relates and not joint.

(d) The indemnity and contribution agreements contained in this Section 4.9 shall remain operative and in full force and effect regardless of (i) termination of any provision of this Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Person or by or on behalf of Borrower and (iii) the consummation of the sale or successive resales of the ADSs representing Ordinary Shares.

4.10 Shelf Registration; Information Available. So long as the Registration Statement is effective covering the resale of ADSs representing Ordinary Shares owned by the Lenders, Borrower will furnish to each Lender upon the reasonable request of each Lender, an adequate number of copies of the Prospectuses to supply to any other party requiring such Prospectuses; and Borrower, upon the reasonable request of such Lender, will meet with such Lender or a representative thereof at Borrower’s headquarters to discuss all information relevant for disclosure in the Registration Statement covering the ADSs representing Ordinary Shares and will otherwise cooperate with such Lender conducting an investigation for the purpose of reducing or eliminating the Lender’s exposure to liability under the Securities Act, including the reasonable production of information at Borrower’s headquarters, subject to such Lender’s written agreement to maintain confidence as required by law and not to trade in Borrower’s securities in violation of applicable law; provided, that a Lender shall have the benefit of the foregoing rights only to the extent it owns at least 20% of the then outstanding Series A Preferred (as defined in the Series A Purchase Agreement).

4.11 Registration and Listing. So long as the Lenders beneficially own any Ordinary Shares:

(a) Borrower shall cause the ADSs to continue at all times to be registered under Section 12(g) of the Exchange Act, comply in all respects with its reporting and filing obligations under the Exchange Act, and not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations; and

(b) the Ordinary Shares may be deposited with The Bank of New York (or any successor), the depositary for the ADSs, in return for an appropriate number of ADSs, subject to compliance with the requirements of Borrower’s ADS program. Borrower covenants and agrees to take any reasonable actions requested by a Lender necessary to assist with or facilitate the deposit of the Ordinary Shares with The Bank of New York (or any successor) as well as compliance with the requirements of Borrower’s ADS program.

4.12 Limitation on Secured Debt. Until all Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume or suffer to exist any of the Liens described in clauses (c), (e) and (q) of the definition of “Permitted Liens” in the Indenture.

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness of Commitments. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.1):

(a) Executed Counterparts. Each party hereto shall have delivered either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Obligors. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Wilson Sonsini Goodrich & Rosati, Professional Corporation, special U.S. counsel for the Obligors, and (ii) Maples and Calder, Cayman Islands counsel for the Obligors, in each case covering the matters set forth in Exhibit G-1 and G-2, respectively, shall have been delivered to the Administrative Agent.

(c) Arrangement Fee Warrants. Borrower shall have executed and delivered to the Administrative Agent the Arrangement Fee Warrants as set forth in Section 2.1(a).

(d) Corporate Documents. The Borrower shall have delivered such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of Borrower, confirming compliance with the conditions set forth in Section 5.1(s) and Section 5.1(t) as of the date of this Agreement and (ii) certification from the chief executive officer or the chief financial officer of Borrower on

Borrower’s behalf that, to such officer’s knowledge, it and its Subsidiaries are in compliance with (A) all material finance, supply, operating, sales and other contracts and agreements to which Borrower or its Subsidiaries is a party and (B) all regulatory and statutory requirements to which Borrower is subject to.

(f) Solvency Opinion. (i) Borrower shall have received a “clean” and unqualified opinion of an independent accounting firm with respect to Borrower’s audited consolidated financial statements and statement of financial condition for the year ended April 30, 2005 and such opinion shall not include a “going concern qualification” after taking into account the effectiveness of Lenders’ Commitments pursuant to this Agreement and the Series A Financing, or other language the Requisite Lenders reasonably determine to have a negative or adverse effect on Borrower, and shall have provided a copy of such opinion to the Administrative Agent; and (ii) upon request of the Requisite Lenders, the audit committee of the Board shall request that such independent accounting firm confirm to the Board that nothing has come to their attention in the course of their regular engagement with Borrower, their discussions with management or their discussions with the audit committee of the Board that could reasonably be expected to result in the inclusion of either a “going concern” or similar qualification or similar language (which qualification or similar language the Requisite Lenders reasonably determine to have a negative or adverse effect on Borrower) in their opinion referred to in clause (i) or an adverse change to such opinion, if such opinion was to be delivered on the Effective Date, and the chief executive officer or chief financial officer of Borrower shall have confirmed the foregoing in writing to the Requisite Lenders.

(g) Covenant Compliance. Borrower shall have complied in all material respects with all covenants set forth in the Loan Documents and required to be complied with by Borrower on or prior to the date of this Agreement.

(h) [RESERVED].

(i) Repayment/Waiver. Borrower shall have repaid or obtained waivers or amendments on terms reasonably acceptable to the Requisite Lenders with respect to (i) the Term Loan Facility Agreement, dated November 23, 2004, among Standard Chartered Bank (Hong Kong) Limited, TGGT Equipment (HK Limited), Borrower and ASAT Limited (the “Standard Chartered Loan Facility”), and (ii) the Loan Agreement, dated February 23, 2005, between China Construction Bank and ASAT Semiconductor (Dongguan) Limited (the “China Construction Bank Loan Facility”) sufficient to ensure no default, event of default, or prospective event of default under either such agreement is continuing.

(j) Supply Agreement. (i) The Borrower and the applicable QPL Purchasers shall have executed and delivered an amended and restated Supply Agreement substantially as set forth in Exhibit F hereto (as amended, the “Supply Agreement”); and (ii) the Supply Agreement shall be valid, enforceable and in full force and effect on and as of the Effective Date and the parties thereto shall each be in compliance in all material respects with the terms and conditions thereof, and the Lenders shall have received (1) a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of Borrower, confirming the foregoing and (2) any supporting documentation regarding the foregoing, as reasonably required by the Lenders.

(k) Fairness Opinion. Borrower shall have received a favorable fairness opinion with respect to the Transactions and the Series A Financing Transactions (as defined in the Series A Purchase Agreement) from Houlihan Lokey Howard & Zukin.

(l) Board Approval. A majority of the disinterested directors on Borrower’s Board shall have approved the Transactions and the Series A Financing Transactions and the Supply Agreement.

(m) Shareholder Approval. The shareholders of Borrower shall have approved this Agreement and the transactions contemplated hereby.

(n) [RESERVED].

(o) No Material Adverse Effect or Change. There shall not have occurred or become known to the Requisite Lenders any material adverse change or new material adverse condition since the date of this Agreement in or affecting the business, operations, assets, property, condition (financial or otherwise), results of operations or prospects of Borrower or its Subsidiaries since the date of this Agreement; and the Lenders shall have received a certificate signed by the chief executive officer or chief financial officer, certifying to the foregoing, mutatis mutandis.

(p) Material Information. No Lender shall have become aware of any information or other matter affecting Borrower or any of its Subsidiaries or the Transactions which is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Lenders prior to the date of the Agreement.

(q) No Material Disruption/Material Adverse Change in Capital Markets or Computer Electronics Industry. There shall not have occurred a material disruption of, or material adverse change in the financial, banking or capital market conditions or the computer electronics industry that, in the Requisite Lenders’ judgment, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(r) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request.

(s) Representations and Warranties. The representations and warranties of Borrower set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects), except for such representations and warranties made as of a specified earlier date, which shall have been true and correct as of such date.

(t) No Default. There shall have been no default, event of default or prospective event of default under the Indenture or any material agreement of Borrower or any of its Subsidiaries that is continuing.

The obligation of any Lender to make its initial extension of credit hereunder is also subject to the payment by Borrower of such fees as Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including, without limitation, all out-of-pocket expenses incurred by or on behalf of the Administrative Agent and the Lenders (including reasonable fees and expenses of business, legal, accounting and tax advisors) in connection with the transactions contemplated hereunder; provided, that Borrower shall pay such expenses for only two sets of advisors for the Administrative Agent and all the Lenders.

The Administrative Agent shall notify Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.1) on or prior to 3:00 p.m., New York City time, on the Commitment Termination Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

5.2 Each Credit Event. The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of Borrower set forth in this Agreement, and of each Guarantor in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects) on and as of the date of such Loan, as applicable, except for such representations and warranties made as of a specified earlier date, which shall have been true and correct as of such date.

(b) No Default. At the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing, and there shall be no default, event of default or prospective event of default under the Indenture or any material agreement of Borrower or any of its Subsidiaries that is continuing.

(c) Notice of Borrowing. With respect to (i) Tranche A Loans, as provided in clause (b)(i) of Section 2.1 of this Agreement, Borrower shall have provided to Administrative Agent a Notice of Borrowing in the form attached hereto as Exhibit D, and (ii) Tranche B Loans, as provided in clause (b)(ii) of Section 2.1 of this Agreement, Borrower shall have provided to Administrative Agent a Notice of Borrowing in the form attached hereto as Exhibit E, in each case executed by the chief executive officer or chief financial officer of Borrower. Borrower shall also deliver appropriate supporting documentation regarding its Consolidated Cash Position as reasonably requested by the Administrative Agent.

(d) Covenant Compliance. The Obligors shall have complied in all material respects with all covenants set forth in the Loan Documents and required to be complied with by the Obligors on or prior to the Funding Date.

(e) Repayment/Amendment. Borrower shall have repaid or obtained amendments on terms reasonably acceptable to the Requisite Lenders with respect to the Standard Chartered Loan Facility and the China Construction Bank Loan Facility sufficient to ensure no default, event of default, or prospective event of default under either such facility has occurred and is continuing.

(f) Supply Agreement. The Supply Agreement shall be valid, enforceable and in full force and effect on and as of the Funding Date and the parties thereto shall be in compliance in all material respects with the terms and conditions thereof, and the Requisite Lenders shall have received (i) a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of Borrower, confirming the foregoing and (ii) any supporting documentation regarding the foregoing, as reasonably required by the Administrative Agent.

(g) No Material Adverse Effect or Change. There shall not have occurred or become known to the Requisite Lenders any material adverse change or new material adverse condition since the date of this Agreement in or affecting the business, operations, assets, property, condition (financial or otherwise), results of operations or prospects of Borrower or its Subsidiaries since the date of this Agreement.

(h) Officer’s Certificate. The Administrative Agent shall have received a certification from the chief executive officer or the chief financial officer of Borrower on Borrower’s behalf that, to such officer’s knowledge, it and its Subsidiaries are in compliance with (i) all material finance, supply, operating, sales and other contracts and agreements to which Borrower or its Subsidiaries is a party and (ii) all regulatory and statutory requirements to which Borrower is subject to.

(i) Material Information. No Lender shall have become aware of any information or other matter affecting Borrower or any of its Subsidiaries or the Transactions which is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Lenders prior to the date of the Agreement.

(j) No Material Disruption/Material Adverse Change in Capital Markets or Computer Electronics Industry. There shall not have occurred a material disruption of, or material adverse change in the financial, banking or capital market conditions or the computer electronics industry that, in the Requisite Lenders’ judgment, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(k) Warrants. With respect to the Tranche A Loans only, Borrower shall have executed and delivered a Warrant for each Non-Defaulting Lender to purchase such Non-Defaulting Lender’s Pro Rata Share of 15,668,170 Ordinary Shares of Borrower.

(l) Solvency. (i) Borrower shall have received a “clean” and unqualified opinion of an independent accounting firm with respect to Borrower’s audited consolidated financial statements and statement of financial condition for the most recent fiscal year and such opinion shall not include a “going concern qualification” or other language the Requisite Lenders reasonably determine to have a negative or adverse effect on Borrower, and shall have provided a copy of such opinion to the Administrative Agent; (ii) Borrower’s consolidated financial statements for the most recent fiscal quarter shall have been reviewed by an independent accounting firm and without the issuance of a “going concern qualification” or other language the Requisite Lenders reasonably determine to have a negative or adverse effect on Borrower; and (iii) upon request of the Requisite Lenders, the audit committee of the Board shall request that such independent accounting firm confirm to the Board that nothing has come to their attention in the course of their regular engagement with Borrower, their discussions with management or their discussions with the audit committee of the Board that could reasonably be expected to result in the inclusion of either a “going concern” or similar qualification or similar language (which qualification or similar language the Requisite Lenders reasonably determine to have a negative or adverse effect on Borrower) in their opinion referred to in clause (i) or their review referred to in clause (ii), or an adverse change to such opinion or review, if such opinion or review was to be delivered on the Funding Date, and the chief executive officer or chief financial officer of Borrower shall have confirmed the foregoing in writing to the Requisite Lenders.

(m) Other Documents. Borrower shall have provided to the Administrative Agent such documents, instruments and certifications as the Administrative Agent may reasonably request, which may include a certification from the chief executive officer or the chief financial officer of Borrower, to reasonably demonstrate satisfaction of the above conditions.

(n) Series A Purchase Agreement; Indenture. The parties to the Series A Purchase Agreement shall have complied in all material respects with the terms of such agreement and the funding thereunder shall have been fully consummated. The funding of the Loans shall be in compliance with the terms of the Indenture.

(o) Fees. Borrower shall have delivered and paid the applicable Commitment Fee as set forth in Section 2.1(a) and to the extent not paid pursuant to the terms of Section 5.1(c), Borrower shall have executed and delivered the Arrangement Fee Warrants pursuant to Section 2.1(a).

(p) Management Incentive Program. Borrower’s Board shall have approved a management incentive program on terms reasonably acceptable to the Requisite Lenders.

The acceptance by Borrower of any Loan shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the foregoing matters.

ARTICLE VI

DEFAULT AND REMEDIES

6.1 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the failure to pay any installment of interest on the Loans or any other amounts payable hereunder as and when the same becomes due and payable and the continuance of any such failure for five Business Days;

(b) the failure to pay all or any part of the principal, or premium, if any, on the Loans when and as the same becomes due and payable at maturity, mandatory prepayment, by acceleration or otherwise;

(c) (i) the failure by Borrower to observe or perform any covenant, condition or agreement contained in Section 2.2(a) (Use of Proceeds), 4.1(b) (Corporation and Partnership Existence) or 4.5(b) (Notice of Material Events); (ii) the failure by Borrower to observe or perform any covenant, condition or agreement contained in Article IV (other than those specified in foregoing clause (i) and other than those contained in Section 4.7 (Shelf Registration), Section 4.8 (Transfer of ADSs Representing Ordinary Shares After Registration; Suspension), Section 4.9 (Shelf Registration; Indemnification), Section 4.10 (Shelf Registration; Information Available) and Section 4.11 (Registration and Listing)) and the continuance of such failure referred to this clause (ii) for a period of five Business Days after written notice is given to Borrower by the Requisite Lenders; or (iii) the failure by Borrower or any Guarantor to observe or perform any other covenant or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (c) of this Article) and the continuance of such failure referred to this clause (iii) for a period of thirty (30) days after written notice is given to Borrower by the Requisite Lenders;

(d) a decree, judgment or order by a court of competent jurisdiction shall have been entered adjudicating Borrower or any of its Significant Subsidiaries (including ASAT Limited) as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of Borrower or any of its Significant Subsidiaries (including ASAT Limited) under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree, judgment or order of a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency for Borrower any of its Significant Subsidiaries (including ASAT Limited), or any substantial part of the property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment or order shall have remained in force undischarged and unstayed for a period of 60 days;

(e) Borrower or any of its Significant Subsidiaries (including ASAT Limited) shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a Custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any substantial part of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, fail generally to pay its debts as they become due, or take any corporate action in furtherance of any of the foregoing;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date hereof, if that default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Indebtedness of Borrower or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness described in this clause (f), aggregates $10 million or more;

(g) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against Borrower or any of its Significant Subsidiaries that shall not be stayed, bonded or discharged within 60 days following such judgment;

(h) the Guaranty, if entered into, ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guaranty) with respect to any Guarantor that is a Significant Subsidiary or any Guarantor that is a Significant Subsidiary denies or disaffirms its Obligations under the Guaranty; or

(i) a Change of Control shall occur.

6.2 Consequences of Event of Default. If an Event of Default shall occur and be continuing, the Requisite Lenders may, (i) declare the Loans, together with interest thereon and all other liabilities of Borrower hereunder and under the other Loan Documents to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and (ii) terminate their Commitments and terminate any commitment to advance money or extend credit to or for the benefit of Borrower pursuant to any other agreement or commitment extended by Lenders to Borrower; provided, that in case of any event with respect to any Obligor described in clause (d) or (e) of Section 6.1, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

6.3 Reinstatement of Rights. This Agreement and the other Loan Documents shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower or any of its Subsidiaries for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations or the Guaranty, or any part thereof, is pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations or the Guaranty, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations and the Guaranty shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. If Lenders shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lenders shall be restored to its former position and rights hereunder with respect to the property subject to the security interest created under this Agreement.

ARTICLE VII

ADMINISTRATIVE AGENT

7.1 Appointment; Fees. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Beginning on the Effective Date, Borrower shall pay the Administrative Agent a minimum annual fee of $50,000, the first such fee to be paid on the Effective Date and on the anniversary of the Effective Date each year thereafter; provided, that in the event the Administrative Agent designates any sub-agents pursuant to Section 7.3(b), Borrower shall pay reimburse the Administrative Agent for any customary and reasonable fees and expenses of such sub-agents in transactions and engagements of this type in excess of $50,000.

7.2 Powers, Duties and Liabilities.

(a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(b) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Requisite Lenders, and (iii) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (y) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.3 Reliance; Sub-Agents.

(a) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower or a Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

7.4 Resignation; Successor. The Administrative Agent may resign at any time by giving ten days’ prior written notice thereof to Lenders and Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by the Requisite Lenders. Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all sums, if any, held by it under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

7.5 Lender Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out hereof or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

7.7 Guaranty. Notwithstanding anything to the contrary contained in this Agreement, each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to (a) be the agent for and representative of Lenders with respect to the Guaranty and the other Loan Documents and (b) without further written consent or authorization from Lenders, execute and perform under the Loan Documents any joinders, amendments, modifications, supplements and restatements of the Loan Documents, and each Lender hereby further agrees to be bound by the terms of any such joinders, amendments, modifications, supplements and restatements. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by Administrative Agent.

ARTICLE VIII

MISCELLANEOUS

8.1 Modifications, Amendments or Waivers. The provisions of any Loan Document may be modified, amended or waived only by a written instrument signed by Borrower, Administrative Agent, as applicable and the Requisite Lenders party thereto; provided that the provisions of the Warrants may be modified, amended and waived as set forth therein; provided further, that no such agreement shall (a) increase any Commitment of any Lender, or extend the date thereof or decrease the amount of any scheduled reduction thereof, without the written consent of such Lender, (b) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (c) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (d) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Loans, without the written consent of each Lender, (e) change any of the provisions of this Section or the definition of the term “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (f) except pursuant to the terms of the Guaranty, release any Guarantor from any of its guarantee obligations under the Guaranty without the written consent of each Lender; and provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

8.2 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Administrative Agent and Lenders are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent or Lenders of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only in the specified instance and to the extent specifically set forth in such writing.

8.3 Expenses; Indemnification; Damage Waiver. Borrower shall pay on demand (a) all reasonable fees and expenses, including reasonable fees and expenses of advisors, incurred by Administrative Agent or Lenders in connection with the preparation, execution and delivery of, and evaluation of the transaction, and the exercise of its duties under, this Agreement and the other Loan Documents and the preparation, execution and delivery of amendments and waivers hereunder and (b) all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Lenders in connection with the enforcement or attempted enforcement of this Agreement or any of the Obligations or in preserving any of Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Loan Documents or the Obligations or any bankruptcy or similar proceeding involving Borrower or any of its Subsidiaries). Borrower shall indemnify, reimburse and hold Administrative Agent, Lenders and each of their respective successors, assigns, agents, officers, directors, shareholders, servants, agents and employees (each, an “Indemnified Party”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such indemnified party in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of applicable governmental authorities), damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s or its Subsidiaries’ property), or bodily injury to or death of any person (including any agent or employee of Borrower or its Subsidiaries) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loan, the falsity of any representation or warranty of Borrower or any Guarantor or Borrower’s or any Guarantor’s failure to comply with the terms of this Agreement or any other Loan Document prior to the Maturity Date; provided, however, that Borrower shall not indemnify any Indemnified Party for any liability incurred by such Indemnified Party which is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Administrative Agent or any Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of such person, each of its members, and each of their respective, agents, employees, directors, officers, shareholders, successors and assigns, using counsel reasonably acceptable to such indemnitee against any indemnified Claim. Borrower shall not settle or compromise any Claim against or involving Administrative Agent or any Lender without first obtaining such Person’s written consent thereto, which consent shall not be unreasonably withheld.

8.4 Waivers. NO CLAIM MAY BE MADE BY BORROWER AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR THEIR RESPECTIVE MEMBERS, AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM (WHETHER BASED UPON ANY BREACH OF CONTRACT, TORT, BREACH OF STATUTORY DUTY OR ANY OTHER THEORY OF LIABILITY) ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT NOW ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

8.5 Notices; Payments. (a) All notices and other communications given to or made upon any party hereto in connection with this Agreement shall be in writing (including telexed, telecopied or telegraphic communication) and mailed (by certified or registered mail), telexed, telegraphed, telecopied or delivered to the respective parties, as follows:

Borrower:	ASAT HOLDINGS LIMITED
14th Floor, QPL Industrial Building
138 Texaco Road
Tsuen Wan, New Territories
Hong Kong
Telephone No.: 852-2408-7811
Telecopier No.: 852-2407-4056
Attention: Robert J. Gange

With copies to:	Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Telephone No.: (650) 493-9300
Telecopier No.: (650) 493-6811
Attention: John A. Fore, Esq.

Administrative Agent:	ASIA OPPORTUNITY FUND, L.P.
c/o W.S. Walker & Company
Walker House, P.O. Box 265
Mary Street, George Town
Grand Cayman, Cayman Islands
Attention: Director

With copies to:	c/o J.P. Morgan Partners Asia
Suite 3003
30/F, One International Finance Centre
1 Harbour View Street, Central, Hong Kong
Telephone No.: (852) 2533 1818
Telecopier No.: (852) 2868 5551

Other Lender addresses are set forth on Annex A.

With copies to:	Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005-1413
Telephone No.: 212-530-5000
Telecopier No.: 212-530-5219
Attention: Douglas A. Tanner, Esq.
Anthony Root, Esq.

or in accordance with any subsequent written direction from either party to the other. All such notices and other communications shall, except as otherwise expressly herein provided, be effective when received; or in the case of delivery by messenger or overnight delivery service, when left at the appropriate address.

(b) If any Lender specifies in writing, and consented to by the Administrative Agent, payments shall be made by wire transfer to the Administrative Agent as follows:

ASIA OPPORTUNITY FUND, L.P.

Bank:	JPMorgan Chase Bank
New York (CHASUS33) under direct SWIFT to JPMorgan Chase London, CHASGB2L

For credit of:	JPMorgan Chase Bank, London (CHASGB2L)
A/C no. 10962009

Further credit:	Asia Opportunity Fund, L.P.
A/C no. 25287001

8.6 Severability. If any provision of any Loan Document is held invalid or unenforceable to any extent or in any application, the remainder of such Loan Document and all other Loan Documents, or the application of such provision to different Persons or circumstances or in different jurisdictions, shall not be affected thereby.

8.7 Survival; Termination.

(a) All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.4 (Taxes), 4.7 (Shelf Registration), 4.8 (Transfer of ADSs representing Ordinary Shares after Registration; Suspension), 4.9 (Shelf Registration; Indemnification), 4.10 (Shelf Registration; Information Available) and 4.11 (Registration and Listing), 6.3 (Reinstatement of Rights) and 8.3 (Expenses; Indemnification; Damage Waiver), Article VII and Section 8.11 (Confidentiality) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the repayment of the Loans; provided, that Sections 4.8, 4.9, 4.10 and 4.11 shall so survive and remain in full force and effect only in the event any Warrants are issued.

(b) Concurrently herewith, Borrower is entering into the Series A Purchase Agreement. In the event that the Series A Purchase Agreement is terminated in accordance with its terms, this Agreement shall terminate and be of no further force and effect.

8.8 Governing Law. This Agreement, the other Loan Documents and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

8.9 Successors and Assigns.

(a) Right to Assign; Obligation to Assign.

(i) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Loans owing it or other Obligation; (provided, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan); provided further, that Lenders who are QPL Purchasers or JPMP Purchasers may only assign such rights and obligations to a Permitted Transferee (as defined in the Shareholders Agreement) or a party to the Shareholders Agreement or their successors or assigns that agrees to be bound by the terms hereof.

(ii) Obligation to Assign. Subject to the terms and conditions set forth herein, upon written request by a QPL Purchaser, each Lender shall assign to the QPL Purchaser 50% of its rights and obligations under this Agreement, including such portion of the Loans or other Obligation owed to it; provided, that such assignment must be so requested on or prior to the funding of the Tranche A Loans and may only be made once.

(b) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 8.13.

(c) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower (but in no event shall Administrative Agent be required to give such notice more frequently than once per week) and shall maintain a copy of such Assignment Agreement.

(d) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the date hereof or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (ii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 8.9, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control.

(e) Effect of Assignment. Subject to the terms and conditions of this Section 8.9, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 8.7) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the making of Loans hereunder, upon the effectiveness of such assignment or as promptly thereafter as practicable, the Administrative Agent shall issue and deliver a new Schedule 1, with appropriate insertions and deletions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(f) Participations. Each Lender, without notice to or consent of Administrative Agent or Borrower, shall have the right at any time to sell one or more participations to any Person (other than Borrower or any of its Subsidiaries) in all or any part of its Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (iii) release any Guarantor from the Guaranty (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. Borrower agrees that each participant shall be entitled to the benefits of Section 2.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, that (i) a participant shall not be entitled to receive any greater payment under Section 2.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

8.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.11 Confidentiality. (a) Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder.

(b) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, that unless specifically prohibited by applicable law court order or Governmental Authority, such Person shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such Information prior to disclosure of such Information, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) with the consent of Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this paragraph, “Information”

means all information received from any Borrower or any Subsidiary relating to any such entity or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary; provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.12 Jury Trial. BORROWER, ADMINISTRATIVE AGENT AND LENDERS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.13 Representations and Warranties of the Lenders. Each Lender represents and warrants that: (a) such Lender is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect to the business of such Lender; (b) such Lender has full power and authority to enter into and to perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by such Lender and constitutes valid and binding obligations of such Lender each enforceable in accordance with its terms; and (d) to such Lender’s knowledge, the execution and performance of the transactions contemplated by this Agreement and the Loan Documents and compliance with their provisions by such Lender (i) will not violate any provision of law applicable to such Lender; and (ii) will not conflict with or result in any breach of any of the material terms, conditions or provisions of, or constitute a default under such Lender’s partnership agreement, certificate of formation or operating agreement, or any indenture, lease, agreement or other instrument to which such Lender is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to such Lender (except for violations or conflicts that, individually or in the aggregate, could not be reasonably be expected to result in a material adverse effect to such Lender).

8.14 Consent to Jurisdiction; Venue; Service of Process.

(a) Consent to Jurisdiction. Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.15 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

Borrower:	ASAT HOLDINGS LIMITED

	By:	/s/ Harry Rozakis
	Name:	Harry Rozakis
	Title:	President and Chief Executive Officer

[Signature Page to Purchase Money Loan Agreement]

Lenders:	ASIA OPPORTUNITY FUND, L.P.,
as Administrative Agent and Lender

	By:	ASIA OPPORTUNITY COMPANY
ITS GENERAL PARTNER

	By:	/s/ Arnold L. Chavkin
	Name:	Arnold L. Chavkin
	Title:	Director

CAIP CO-INVESTMENT FUND PARALLEL FUND (I) C.V.

	By:	ASIA OPPORTUNITY COMPANY
A GENERAL PARTNER

	By:	/s/ Arnold L. Chavkin
	Name:	Arnold L. Chavkin
	Title:	Director

CAIP CO-INVESTMENT FUND PARALLEL FUND (II) C.V.

	By:	ASIA OPPORTUNITY COMPANY
A GENERAL PARTNER

	By:	/s/ Arnold L. Chavkin
	Name:	Arnold L. Chavkin
	Title:	Director

[Signature Page to Purchase Money Loan Agreement]

CHASE ASIA INVESTMENT PARTNERS II (Y), LLC

By:	J.P. MORGAN ASIA INVESTMENT PARTNERS, L.P.,
ITS SOLE MEMBER

By:	J.P. MORGAN ASIA EQUITY PARTNERS, L.P.,
ITS GENERAL PARTNER

By:	JPMP ASIA EQUITY COMPANY,
A MANAGING GENERAL PARTNER

By:	/s/ Arnold L. Chavkin
Name:	Arnold L. Chavkin
Title:	Director

[Signature Page to Purchase Money Loan Agreement]

SCHEDULE 1

LENDER’S COMMITMENTS

Lender	Tranche A Commitment	Tranche B Commitment
Asia Opportunity Fund, L.P.	$6,400,851.86	$3,200,425.93
Chase Asia Investment Partners II (Y), LLC	$2,563,446.58	$1,281,723.29
CAIP Co-Investment Fund Parallel Fund (I) C.V.	$621,420.94	$310,710.47
CAIP Co-Investment Fund Parallel Fund (II) C.V.	$414,280.62	$207,140.31

TOTAL	$10,000,000.00	$5,000,000.00

EXHIBIT A

FORM OF WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, OR (III) TO THE EXTENT APPLICABLE, RULE 144 (OR ANY SIMILAR RULE RELATING TO THE DISPOSITION OF SECURITIES).

Warrant Number: W-

ASAT HOLDINGS LIMITED

WARRANT TO PURCHASE

ORDINARY SHARES

THIS CERTIFIES THAT, for value received, [NAME OF LENDER] (together with its successors and assigns, the “Holder”) and its assignees are entitled to subscribe for and purchase, subject to the provisions and upon the terms and conditions hereinafter set forth, [NUMBER] shares (subject to adjustment as provided herein) of the fully paid and nonassessable ordinary shares, par value $0.01 (the “Ordinary Shares”), of ASAT HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands (the “Company”). Each such Ordinary Share shall be purchasable at a price per share equal to $0.01 per share as adjusted from time to time as set forth in Section 4 hereof (the “Exercise Price”). As used herein, (a) the term “Other Warrants” means any warrant issued upon transfer or partial exercise of this Warrant, and (b) the term “Shares” means the Ordinary Shares to be issued by the Company hereunder. The term “Warrant” as used herein shall be deemed to include Other Warrants unless the context clearly requires otherwise.

This Warrant is one of a series of warrants to purchase up to 20,668,170 Ordinary Shares of the Company issued pursuant to the Purchase Money Loan Agreement, dated July 31, 2005, among the Company, the lenders named therein and Asia Opportunity Fund, L.P., as Administrative Agent (as amended, restated, modified or otherwise supplemented from time to time, the “Loan Agreement;” each such Warrant, a “Loan Agreement Warrant” and the Loan Agreement Warrants collectively the “Loan Agreement Warrants”). Capitalized terms used in this Warrant and not otherwise defined have the meanings given to them in the Loan Agreement.

1. Term. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time during the five (5) year period beginning on the date this Warrant is issued. Each Warrant shall initially be exercisable in increments of 500,000 Ordinary Shares or such lesser amount that is equal to the number of shares subject to this Warrant.

2. Method of Exercise; Payment; Issuance of New Warrant; Effective Date. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part and from time to time, at the election of the Holder hereof, by the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-1 duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder hereof as soon as possible and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall, upon receipt of this Warrant for cancellation, also be issued to the Holder hereof as soon as possible. The exercise of this Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which this Warrant is surrendered to and the Exercise Price is received by the Company as provided in this Section 2 (the “Exercise Date”) and the Person in whose name any certificate for Shares shall be issuable upon such exercise, as provided in this Section 2, shall be deemed to be the record holder of such Shares for all purposes on the Exercise Date.

3. Fully Paid Shares; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be duly authorized, validly issued, fully paid and nonassessable, and free from all preemptive rights, taxes, liens, charges and security interests with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of capital shares to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company shall make appropriate provision so that the Holder of this Warrant shall have the right to receive upon exercise of this Warrant, at an aggregate Exercise Price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares, other securities, money and property receivable upon such reclassification, change, merger or sale by a Holder of the number of Shares then purchasable under this Warrant. The provisions of this subparagraph (a) shall similarly apply to all successive reclassifications, or changes, mergers, sale of assets and other transfers.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of capital shares into which this Warrant is exercisable, the number of Shares issuable on exercise of this Warrant shall be proportionately increased in the case of a subdivision or decreased in the case of a combination, effective at the close of business on the date the subdivision or combination becomes effective.

(c) Share Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to its capital shares issuable hereunder payable in the same class or series of capital shares, or (ii) make any other distribution of such capital shares with respect to its capital shares issuable hereunder (except any distribution specifically provided for in Sections 4(a) and 4(b)), then the number of Shares issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding capital shares; provided, that this clause (c) shall not apply to dividends in the form of capital shares paid with respect to the Series A Preferred Shares (as defined in the Series A Financing Documents) or any other issuance of capital shares contemplated by the Equity Financing Documents (as defined in the Series A Financing Documents) or the Loan Documents.

(d) Adjustment of Exercise Price. Upon each adjustment in the number of Shares issuable on exercise of this Warrant, the Exercise Price hereunder shall be adjusted, to the nearest cent, to the product obtained by multiplying the applicable Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares issuable on exercise of this Warrant immediately prior to such adjustment and the denominator of which shall be the number of Shares issuable on exercise of this Warrant immediately thereafter; provided, that in no event will the Exercise Price be less than the par value of the Ordinary Shares.

(e) Exclusion of Employee Plans. Notwithstanding anything to the contrary provided in this Section 4, no adjustment shall be made to the number of Shares purchasable under the Warrants in connection with the offer, sale or issuance by the Company of Shares or any securities convertible into or exchangeable for Shares or rights or options to purchase or subscribe for any Shares, pursuant to any employee stock option plan, employee stock purchase plan, employee benefit plan, employment contract or any similar benefit or incentive program or agreement that has been approved by the Board of Directors of the Company.

(f) Distribution of Assets. In case the Company shall, by dividend or otherwise, distribute to all holders of its capital shares of the class or series issuable upon exercise hereof evidences of its indebtedness, property or assets (including securities, but excluding (i) any dividend or distribution paid in cash out of the consolidated retained earnings of the Company and (ii) any dividend or distribution referred to in Sections 4(a), 4(b) and 4(c)), the Holder hereof shall thereafter be entitled to receive, in addition to the Ordinary Shares otherwise receivable on exercise hereof, the fair market value of such indebtedness, property or assets (as determined in good faith by the Board of Directors of the Company) which would have been received had this Warrant been exercised immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

5. Notice of Adjustments. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed to the Holder of this Warrant pursuant to the terms of Section 13 hereof.

6. Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional Shares the Company shall make a cash payment therefor based on the fair market value of the Shares on the date of exercise as determined in accordance with Section 9(c) hereof.

7. Compliance with Act; Disposition of Warrant or Shares.

(a) Compliance with Act. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the Shares to be issued upon exercise hereof are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any Shares except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the Holder hereof shall confirm in writing that the Shares so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Act. This Warrant and all Shares issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED, OR (III) TO THE EXTENT APPLICABLE, RULE 144 (OR ANY SIMILAR RULE RELATING TO THE DISPOSITION OF SECURITIES).”

Said legend shall be removed by the Company, upon the request of a Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated. In addition, in connection with the issuance of this Warrant, the Holder specifically represents to the Company by acceptance of this Warrant as follows:

(1) The Holder has had access to and is aware of all information regarding the Company, its present and prospective business, assets, liabilities and financial condition that the Holder considers important and sufficient to making an informed and knowledgeable decision to acquire the Warrant and has had ample opportunity to ask questions of and receive answers from the Company’s representatives concerning an investment in the Warrant and to obtain any and all documents requested in order to supplement or verify any of the information supplied. The Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2) The Holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.

(3) The Holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The Holder is aware of the provisions of Rule 144, promulgated under the Act.

(4) The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(b) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the Holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel or other evidence, if reasonably requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. If a determination has been made pursuant to this Section 7(b) that the opinion of counsel for the Holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly, and in all cases within three (3) business days of the Company’s receipt of such opinion or other evidence, with details thereof. Notwithstanding the foregoing, this Warrant or such Shares may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 under the Act, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 have been satisfied. Each certificate representing this Warrant or the Shares thus transferred (except a transfer pursuant to Rule 144) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

The Holder may not assign either this Warrant or any of its rights, interests, or obligations hereunder without the prior written approval of the holders of a Majority in Interest of all then outstanding Loan Agreement Warrants; provided, that the Holder may assign, hypothecate or pledge any of its rights, interests or obligations under this Warrant to a Permitted Transferee (as defined in the Shareholders Agreement); provided further that the Ordinary Shares purchasable under this Warrant shall not be subject to the restrictions of this paragraph.

8. Rights as Shareholders; Information; Notice of Proposed Actions. No Holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the Holder of Shares, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

In case the Company shall propose at any time or from time to time (a) to declare or pay any dividend payable in Equity Securities to the holders of Ordinary Shares or to make any other distribution to the holders of Ordinary Shares (other than a regularly scheduled cash dividend), (b) to offer to the holders of Ordinary Shares rights or warrants to subscribe for or to purchase any additional shares of Ordinary Shares or other Equity Securities (other than the rights offering contemplated by the Series A Purchase Agreement), (c) to effect any reclassification of its Ordinary Shares, (d) to effect any consolidation, merger or sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company which would, if consummated, adjust the Exercise Price or the securities issuable upon exercise of the Warrants or (e) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Holder, in accordance with Section 13, a written notice of such proposed action, which shall specify (i) the record date for the purposes of such share dividend, distribution of rights or warrants, or if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distribution of rights or warrants is to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up is expected to become effective, and such notice shall be so given as promptly as possible but in any event at least 10 days prior to the applicable record, determination or effective date specified in such notice.

9. Determination of Fair Market Value. For purposes of this Warrant, “fair market value” of an Ordinary Shares as of a particular date (the “Determination Date”):

(a) If the Company’s American Depositary Shares (“ADSs”) are traded on the Nasdaq National Market, the Nasdaq Small Cap Market or over the counter, the fair market value shall be deemed to be the average of the closing prices of the ADSs over the thirty (30) day period ending three (3) days prior to the Determination Date and dividing such average by the number of Ordinary Shares represented by each ADS; and

(b) If there is no public market for the ADSs, then fair market value shall be determined in good faith by the Board of Directors of the Company.

10. American Depositary Shares. The Shares may be deposited with The Bank of New York (or any successor), the depositary for the ADSs, in return for an appropriate number of ADSs, subject to compliance with the requirements of the Company’s ADS program. The Company covenants and agrees to take any reasonable actions requested by the Holder necessary to assist with or facilitate the deposit of the Shares with The Bank of New York (or any successor) as well as compliance with the requirements of the Company’s ADS program.

11. Representations and Warranties. The Company represents and warrants to the Holder of this Warrant as follows:

(a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies;

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof will be validly issued, fully paid and non-assessable, and free from all preemptive rights, taxes, liens, charges and security interests with respect to the issue thereof;

(c) The rights, preferences, privileges and restrictions granted to or imposed upon the Shares and the Holders thereof are as set forth in the Restated Articles of Association of the Company; and

(d) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Restated Memorandum of Association or Restated Articles of Association, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

12. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, supplemented or otherwise modified upon the written consent of the Company and the holders of a Majority in Interest; provided, that except as provided by the terms hereof neither the number of Shares issuable upon exercise of this Warrant or the Exercise Price may be changed, waived, supplemented or otherwise modified without the written consent of the Holder hereof, such consent not to be unreasonably withheld, delayed or conditioned; provided further, that the consent of any Holder (so long as such Holder holds at least 50% of all Loan Agreement Warrants it received as part of the Transactions) shall be required for any amendment that materially and adversely affects the rights of such Holder, such consent not to be unreasonably withheld, delayed or conditioned.

“Majority in Interest” means the holders of Loan Agreement Warrants holding more than 50% of the Ordinary Shares issuable upon exercise of all then outstanding Loan Agreement Warrants.

13. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered, or shall be sent by first class mail, postage prepaid, to such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant or such other address of the Company of which the Company has notified the Holder.

14. Lost Warrants or Share Certificates. The Company covenants to the Holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any share certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or share certificate, the Company will make and deliver a new Warrant or share certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or share certificate.

15. Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

16. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

17. Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

18. Entire Agreement. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

19. Defaulting Lenders; Shelf Registration. Sections 2.1(d) (Loans Made Pro Rata), 2.1(g) (Defaulting Lenders; Enforcement; Indemnification), 4.7 (Shelf Registration), 4.8 (Transfer of ADSs representing Ordinary Shares after Registration; Suspension), 4.9 (Shelf Registration; Indemnification), 4.10 (Shelf Registration; Information Available) and 4.11 (Registration and Listing) of the Loan Agreement are hereby incorporated herein by reference, as if set forth herein in full, mutatis mutandis. For the avoidance of doubt, any amendments to the terms of the foregoing sections of the Loan Agreement shall be governed by the terms of the Loan Agreement and the amendment provisions thereof, and any such amendment of such sections shall be automatically deemed to be an amendment to this provision.

20. No Impairment. The Company will not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, materially impair the rights of the Holder as set forth herein. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares receivable on the exercise of this Warrant above the amount payable therefor on such exercise and (b) will take all such action as may be necessary or appropriate in order that all Ordinary Shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all preemptive rights, taxes, liens, charges and security interests with respect to the issue thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed and delivered as of [DATE].

ASAT HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands

By:
Name:
Title:

Address:	ASAT Holdings Limited
14th Floor
QPL Industrial Building
138 Texaco Road
Tsuen Wan, New Territories, Hong Kong

[HOLDER]

By:
Name:
Title:
Address:	[ADDRESS]

EXHIBIT A-1

NOTICE OF EXERCISE

To: ASAT Holdings Limited (the “Company”)

1. The undersigned hereby:

* elects to purchase              shares of Ordinary Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full; or

* elects to exercise its net issuance rights pursuant to Section 9 of the attached Warrant with respect to              shares of Ordinary Shares.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

(Address)

(Date)

(Name of Holder)

By:
Name:
Title:

EXHIBIT B

GUARANTY

This Guaranty, dated as of                     , 200   (as amended, restated, modified or otherwise supplemented from time to time, this “Guaranty”), is made by each of the undersigned, whether as an original signatory hereto or as an Additional Guarantor (as defined below) (each, a “Guarantor” and collectively, the “Guarantors”), ASAT Holdings Limited, an exempted company with limited liability under the Companies Law (2004 Revision) of the Cayman Islands (“Borrower”) (but not as a Guarantor), with Asia Opportunity Fund, L.P., as administrative agent (the “Administrative Agent”), for the benefit of itself and each of the other Lenders from time to time party to the Loan Agreement referred to below.

Reference is hereby made to the Purchase Money Loan Agreement, dated as of July 31, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), entered into by and among Borrower, the lenders party thereto from time to time (the “Lenders”) and the Administrative Agent.

Each Guarantor is a direct or indirect Subsidiary of Borrower.

It is a condition to the making of Loans under the Loan Agreement that each Guarantor shall have executed and delivered this Guaranty.

Each Guarantor will obtain benefits from the incurrence of Loans by Borrower under the Loan Agreement and accordingly desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make the Loans to Borrower.

NOW THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Guarantee.

(a) Each Guarantor shall jointly and severally guaranty fully, irrevocably and unconditionally, to the fullest extent permitted by applicable law, to each Lender and to the Administrative Agent and its successors and assigns, irrespective of the validity and enforceability against Borrower and any other Guarantors of this Guaranty, the Loan Agreement or the Obligations, that:

(i) the principal of and interest on the Loans will be paid in full when due, whether at the Maturity Date or a Payment Date, by acceleration, mandatory prepayment or otherwise;

(ii) all other Obligations of Borrower to the Administrative Agent and the Lenders under the Loan Documents will be promptly paid in full or performed, all in accordance with the terms of the Loan Documents;

(iii) in case of any extension of time of payment or renewal of any Obligations, they will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, mandatory prepayment or otherwise; and

(iv) each of the Guarantors shall give prompt written notice to the Administrative Agent of any fact known to such Guarantor that would prohibit any Guarantor from making any payment in respect of this Guaranty.

Failing payment when due of any amount so guaranteed for whatever reason, each Guarantor shall be obligated to pay the same before failure so to pay becomes an Event of Default.

(b) If Borrower or a Guarantor defaults in the payment of the Obligations when and as the same shall become due, whether upon maturity, acceleration or otherwise, without the necessity of action by the Administrative Agent or any Lender, each Guarantor shall be required, jointly and severally, to promptly make such payment in full.

(c) Except for an Exempt Subsidiary, each Person that becomes a Restricted Subsidiary of Borrower shall, within thirty days after becoming a Restricted Subsidiary of Borrower, execute and deliver to the Administrative Agent a joinder agreement, which shall be in a form reasonably satisfactory to the Administrative Agent, making such Person a party to this Guaranty as a Guarantor (each such Person, an “Additional Guarantor”); provided, that such Person is required to become a Guarantor hereunder only if such Person is also a guarantor under the Indenture.

(d) Each Guarantor hereby agrees to the fullest extent permitted by applicable law, that its obligations with regard to this Guaranty shall be unconditional, irrespective of the validity, regularity or enforceability of the Obligations, the absence of any action to enforce the same, any delays in obtaining or realizing upon or failures to obtain or realize upon collateral, the recovery of any judgment against Borrower or any other Guarantor, any action to enforce the same or any other circumstances that might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further agrees that subject to Section 3, this Guaranty will not be discharged except by complete performance of the Obligations. Without limiting the foregoing, each Guarantor agrees that, to the fullest extent permitted by applicable law and subject to Section 3, neither its liability nor the validity or enforceability of this Guaranty shall be prejudiced, affected or discharged by: (i) any variation or modification of the Loan Agreement or any other Loan Document; (ii) the invalidity or unenforceability of any obligation or liability of any one or more of the Guarantors under this Guaranty; (iii) the insolvency, bankruptcy or liquidation or any incapacity, disability or limitation or any change in the constitution or status of any one or more of the Guarantors; (iv) any waiver, exercise, omission to exercise, compromise, renewal or release of any rights against any one or more of the Guarantors or any other person or any compromise, arrangement or settlement with any of the same; and (v) any act, omission, event or circumstance which would or may but for this provision operate to prejudice, affect or discharge this Guaranty or the Loan Agreement or the liability of the Guarantors hereunder or Borrower thereunder. Without prejudice to the generality of the foregoing sentence, each Guarantor agrees that, to the fullest extent permitted by applicable law, the Administrative Agent may release any of the Guarantors from liability under this Guaranty or vary or modify the obligations of or grant any time or indulgence to or make any other arrangements with any of the Guarantors without affecting or discharging its rights against the other Guarantors provided any release, modification or variation shall comply with the terms of this Guaranty. Each Guarantor hereby waives to the fullest extent permitted by applicable law diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Borrower or any other Guarantor, any right to require a proceeding first against Borrower or any other Guarantor or any right to require the prior disposition of the assets of Borrower or any other Guarantor to meet its obligations, protest, notice and all demands whatsoever and covenants that its Guaranty will not be discharged except by complete performance of the Obligations.

(e) If any Lender or the Administrative Agent is required by any court or otherwise to return to either Borrower or any Guarantor, or any Custodian or similar official acting in relation to either Borrower or such Guarantor, any amount paid by either Borrower or such Guarantor to the Administrative Agent or such Lender, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Lenders and the Administrative Agent, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in the Loan Agreement for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration as to Borrower or any other Guarantor of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of those obligations as provided in the Loan Agreement, those obligations (whether or not due and payable) will forthwith become due and payable by each of the Guarantors for the purpose of this Guaranty.

(f) It is the intention of each Guarantor that the obligations of each Guarantor hereunder shall be in, but not in excess of, the maximum amount permitted by applicable law. Accordingly, if the obligations in respect of the Guaranty would be annulled, avoided or subordinated to the creditors of any Guarantor by a court of competent jurisdiction in a proceeding actually pending before such court as a result of a determination both that this Guaranty was made by such Guarantor without fair consideration and, immediately after giving effect thereto, such Guarantor was insolvent or unable to pay its debts as they mature or left with an unreasonably small capital, then the obligations of such Guarantor under this Guaranty shall be reduced by such court if and to the extent such reduction would result in the avoidance of such annulment, avoidance or subordination; provided, however, that any reduction pursuant to this paragraph shall be made in the smallest amount as is strictly necessary to reach such result. For purposes of this Section 1(f), “fair consideration,” “insolvency,” “unable to pay its debts as they mature,” “unreasonably small capital” and the effective times of reductions, if any, required by this paragraph shall be determined in accordance with applicable law.

(g) In the event Borrower or a Restricted Subsidiary forms or otherwise acquires, directly or indirectly, a Restricted Subsidiary organized under the laws of a jurisdiction that prohibits by law, regulation or order such Restricted Subsidiary from becoming party to this Guaranty, Borrower shall use all commercially reasonable efforts, including pursuing required waivers, over a period up to one year, to cause such Restricted Subsidiary to become a party to this Guaranty; provided, however, that Borrower shall not be required to use commercially reasonable efforts relating to such Restricted Subsidiary for more than a one-year period or such shorter period as Borrower shall determine in good faith that it has used all commercially reasonable efforts. If Borrower is unable during the period to procure an enforceable guaranty by such Restricted Subsidiary so formed or acquired in the jurisdiction in which such Restricted Subsidiary is organized, then such Restricted Subsidiary so formed or acquired shall not be required to enter into this Guaranty so long as such Restricted Subsidiary does not guaranty any other Indebtedness of Borrower or its Restricted Subsidiaries (other than Designated Non-Guarantor Subsidiaries); provided, however, that if there is a change in such law, regulation or order following which such Restricted Subsidiary so formed or acquired is not prohibited from entering into this Guaranty under the laws of the jurisdiction in which it was organized, Borrower shall cause such Restricted Subsidiary to enter into this Guaranty promptly (but in any event not later than 30 days) following Borrower becoming aware of such change in law, regulation or order. The foregoing paragraph shall not apply to any Designated Non-Guarantor Subsidiary.

(h) Borrower may designate one or more Restricted Subsidiaries as “Designated Non-Guarantor Subsidiaries”; provided that at all times during the continuance of the Loan Agreement the book value of the total assets of each such Restricted Subsidiary (based on the balance sheet of such Restricted Subsidiary used in the preparation of the most recent consolidated financial statements of Borrower required to be delivered to the Administrative Agent or, if sooner, filed with the SEC) does not exceed the greater of $2.0 million and 5.0% of Net Tangible Assets. No designation of a Restricted Subsidiary as a Designated Non-Guarantor Subsidiary shall be effective against the Administrative Agent or the Lenders until Borrower has delivered to the Administrative Agent an Officer’s Certificate stating that all requirements relating to such designation have been complied with and that such designation is authorized and permitted by this Guaranty. Borrower may at any time designate a Designated Non-Guarantor Subsidiary as a Guarantor by delivery to the Administrative Agent of an Officer’s Certificate and a joinder agreement making such Designated Non-Guarantor Subsidiary a Guarantor, at which time such Designated Non-Guarantor Subsidiary shall become a Guarantor. As of the date of this Guaranty, the Designated Non-Guarantor Subsidiaries are: ASAT, S.A., ASAT (Cayman) Limited, ASAT (Finance) LLC, ASAT GmbH, ASAT Korea Limited, ASAT(S) Pte Ltd., Newhaven Holdings Limited, RBR Trading Holding (Curacao) N.V. and R.B.R. Trading Holding B.V.

(i) Notwithstanding the other provisions of this Section 1, at no time during the continuance of the Loan Agreement shall the aggregate book value of the total assets of all Non-Guarantors (based on the balance sheets of such Non-Guarantors used in the preparation of the most recent consolidated financial statements of Borrower required to be delivered to the Administrative Agent or, if sooner, filed with the SEC) exceed 10% of the Net Tangible Assets of Borrower and its Consolidated Restricted Subsidiaries (or the equivalent thereof in applicable foreign currency).

(j) Notwithstanding anything to the contrary in this Guaranty, on request in writing by the Administrative Agent, the Company will cause any Wholly-Owned Subsidiary (whether formed or acquired before or after the date of this Guaranty) of the Company to become a Guarantor. For the purposes of this Section 1(j), the definition of “Non-Guarantor” and “Designated Non-Guarantor Subsidiary” shall exclude Wholly-Owned Subsidiaries of the Company.

2. Certain Bankruptcy Events. Each Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any of Borrower’s Subsidiaries, such Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guaranty and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the United States of America Bankruptcy Code or otherwise.

3. Release of Guarantors. Upon (a) satisfaction of the conditions set forth in Sections 5.1 and 5.2 of the Indenture with respect to a Guarantor, (b) the designation of a Guarantor to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture, (c) any transaction which results in a Guarantor no longer being a Restricted Subsidiary, which transaction is otherwise in compliance with the Indenture and (iv) a Guarantor becoming an Exempt Subsidiary, such Guarantor will be deemed released from its obligations under this Guaranty.

4. Definitions. Capitalized terms used in this Guaranty and not otherwise defined have the meanings given to them in the Loan Agreement. As used in this Guaranty, the following terms have the following meanings:

“Company” means New ASAT (Finance) Limited, an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands.

“Consolidated Restricted Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Exempt Subsidiary” has the meaning set forth in the Indenture.

“Net Tangible Assets” has the meaning set forth in the Indenture.

“Non-Guarantor” means each of Borrower’s present and future Subsidiaries (other than the Company) if at the relevant time it is not a Guarantor. Non-Guarantors shall from time to time include any Subsidiary then designated as a Designated Non-Guarantor Subsidiary. As of the date of this Guaranty, the Designated Non-Guarantors are: ASAT, S.A., ASAT (Cayman) Limited, ASAT (Finance) LLC, ASAT GmbH, ASAT Korea Limited, ASAT (S) Pte Ltd., Newhaven Holdings Limited, RBR Trading Holding (Curacao) N.V. and R.B.R. Trading Holding B.V.

“Obligations” means, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Obligors to the Lenders under this Guaranty, the Loan Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Obligors under or pursuant to this Guaranty, the Loan Agreement and the other Loan Documents.

“Obligors” means Borrower and each Guarantor.

“Officer” means, with respect to any Guarantor, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller, a Director, the Secretary or the Manager of such Guarantor.

“Officer’s Certificate” means a certificate signed by an Officer.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Unrestricted Subsidiary” has the meaning set forth in the Indenture.

“Wholly-Owned Subsidiary” has the meaning set forth in the Indenture.

6. Representations and Warranties. Each Guarantor hereby represents and warrants to the Administrative Agent that:

(i) The execution, delivery and performance by such Guarantor of this Guaranty and the consummation of the transactions contemplated thereby (a) are within the power of such Guarantor and (b) have been duly authorized by all necessary actions on the part of such Guarantor.

(ii) This Guaranty has been duly executed and delivered by such Guarantor and constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

(iii) The execution and delivery by such Guarantor of this Guaranty and the performance and consummation of the transactions contemplated hereby do not and will not (a) violate the charter documents of such Guarantor or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Guarantor; (b) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which such Guarantor is a party or by which it is bound; or (c) result in the creation or imposition of any Lien upon any property, asset or revenue of such Guarantor or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to such Guarantor, its business or operations, or any of its assets or properties, which suspension, revocation, impairment, forfeiture or nonrenewal, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv) No consent, approval, order, authorization, license, registration, declaration, filing or other action by, with or from any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of this Guaranty by Guarantor or the performance and consummation of the transactions contemplated herein or therein except those that have been made or obtained on or prior to the date of this Guaranty.

(v) Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Loan Agreement are true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true in all respects).

7. Notices. All notices, requests, demands and other communications pursuant hereto shall be made in writing and mailed, telegraphed, telecopied or delivered, if to any Guarantor, c/o Borrower at its address specified in or pursuant to the Loan Agreement and if to the Administrative Agent, at its address specified in or pursuant to the Loan Agreement. All such notices, requests, demands and other communications shall be effective as provided in Section 8.5 of the Loan Agreement.

8. Modifications, Amendments, Waivers. The provisions of this Guaranty may be modified, amended or waived only by a written instrument signed by the Guarantors, Borrower and the Administrative Agent.

9. Severability. If any provision of this Guaranty is held invalid or unenforceable to any extent or in any application, the remainder of this Guaranty, or the application of such provision to different Persons or circumstances or in different jurisdictions, shall not be affected thereby.

10. Governing Law. This Guaranty and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflicts of laws principles.

11. Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

12. Jury Trial. EACH GUARANTOR, BORROWER AND ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

13. Consent to Jurisdiction; Venue. (a) Consent to Jurisdiction. Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty against any Guarantor or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 7. Nothing in this Guaranty will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14. Successors and Assigns. This Guaranty shall be binding on Borrower and each Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns to the extent permitted under the Loan Agreement.

[The remainder of this page is intentionally left blank.]

Each party has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTORS:

[Guarantor]

By:
Name:
Title:

BORROWER:

ASAT Holdings Limited

By:
Name:
Title:

ADMINISTRATIVE AGENT:

Asia Opportunity Fund, L.P. as Administrative Agent

By:
Name:
Title:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Loan Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	ASAT Holdings Limited

4.	Administrative Agent:	Asia Opportunity Fund, L.P., as the administrative agent under the Loan Agreement

5.	Loan Agreement:	Purchase Money Loan Agreement dated as of July , 2005 among ASAT Holdings Limited, the lenders named therein and Asia Opportunity Fund, L.P., as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans [******]
[*******]	$	$	%
	$	$	%
	$	$	%

Effective Date:                     , 200     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

Notices:		Notices:

	Attention:	Attention:
	Telecopier:	Telecopier:

with a copy to:		with a copy to:

	Attention:	Attention:
	Telecopier:	Telecopier:

Wire Instructions:		Wire Instructions:

[******]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[*******]	Fill in the appropriate terminology for the types of facilities (Tranche A, Tranche B or both) under the Loan Agreement that are being assigned under this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

Asia Opportunity Fund, L.P., as Administrative Agent

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iii) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, premium, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.[**********]

[**********]	Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: “From and after the Effective Date, the

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, premium, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

EXHIBIT D

TRANCHE A NOTICE OF BORROWING

The undersigned,                     , being the duly elected and acting                                                               of ASAT HOLDINGS LIMITED, an exempted company with limited liability under the Companies Law (2004 Revision) of the Cayman Islands (“Borrower”), does hereby certify to [ASIA OPPORTUNITY FUND, L.P.], as Administrative Agent (the “Administrative Agent”), in connection with that certain Purchase Money Loan Agreement dated as of July 31, 2005, (the “Loan Agreement”; with other capitalized terms used herein having the meanings ascribed thereto in the Loan Agreement) that as of the date hereof:

1. The representations and warranties set forth in Article III of the Loan Agreement or any other Loan Document shall be true and correct as of the Funding Date except for such representations and warranties made as of a specified earlier date, which shall have been true and correct as of such date.

2. No Default or Event of Default has occurred and is continuing.

3. Borrower’s Consolidated Cash Position is $[•].

4. Borrower and its Subsidiaries are in full compliance with (i) all finance, supply, operating, sales and other contracts and agreements to which Borrower or its Subsidiaries is a party and (ii) all regulatory and statutory requirements to which Borrower is or may in the future be subject to as of the Funding Date.

5. The Supply Agreement is in full force and effect and Borrower, and to Borrower’s knowledge Talent Focus Industries Limited and QPL Limited, is in compliance in all material respects with the terms and conditions thereof.

6. Each of the conditions in Section 5.2 of the Loan Agreement (including deemed representations and warranties) applicable to Tranche A Loans has been satisfied, or is true and correct, as applicable.

7. Set forth below are the Subsidiaries that are guarantors under the Indenture as of the date hereof:

[Remainder of page intentionally left blank.]

D-1

Pursuant to Section 2.1(b)(i) of the Loan Agreement, Borrower hereby requests that Lenders make Loans to Borrower in an aggregate principal amount of $                     on                     , 200    .

Dated:	ASAT HOLDINGS LIMITED

By:
Name:
Title:

D-2

EXHIBIT E

TRANCHE B NOTICE OF BORROWING

The undersigned,                     , being the duly elected and acting                                                               of ASAT HOLDINGS LIMITED, an exempted company with limited liability under the Companies Law (2004 Revision) of the Cayman Islands (“Borrower”), does hereby certify to [ASIA OPPORTUNITY FUND, L.P.], as Administrative Agent (the “Administrative Agent”), in connection with that certain Purchase Money Loan Agreement dated as of July 31, 2005, (the “Loan Agreement”; with other capitalized terms used herein having the meanings ascribed thereto in the Loan Agreement) that as of the date hereof:

1. The representations and warranties set forth in Article III of the Loan Agreement or any other Loan Document shall be true and correct in all material respects as of the Funding Date except for such representations and warranties made as of a specified earlier date, which shall have been true and correct in all material respects as of such date.

2. No Default or Event of Default has occurred and is continuing.

3. Borrower’s Consolidated Cash Position is $[•].

4. Borrower and its Subsidiaries are in full compliance with (i) all finance, supply, operating, sales and other contracts and agreements to which Borrower or its Subsidiaries is a party and (ii) all regulatory and statutory requirements to which Borrower is or may in the future be subject to as of the Funding Date.

5. The Supply Agreement is in full force and effect and Borrower, and to Borrower’s knowledge Talent Focus Industries Limited and QPL Limited, is in compliance in all material respects with the terms and conditions thereof.

6. Each of the conditions in Section 5.2 of the Loan Agreement (including deemed representations and warranties) applicable to Tranche B Loans has been satisfied, as applicable.

5. Set forth below are the Subsidiaries that are guarantors under the Indenture as of the date hereof:

[Remainder of page intentionally left blank.]

E-1

Pursuant to Section 2.1(b)(ii) of the Loan Agreement, Borrower hereby requests that Lenders make Loans to Borrower in an aggregate principal amount of $                     on                     , 200    .

Dated:	ASAT HOLDINGS LIMITED

By:
Name:
Title:

E-2

EXHIBIT F

DATED [15th] day of [September] 2005

(1)	ASAT LIMITED

(2)	TALENT FOCUS INDUSTRIES LIMITED

(3)	QPL LIMITED

AMENDED AND RESTATED SUPPLY AGREEMENT

THIS AGREEMENT is made on [15th] day of [September] 2005

BETWEEN

(1) ASAT LIMITED, a company incorporated in Hong Kong with limited liability whose registered office is at 14th Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong together with the factories that it or its affiliated company operate in Dongguan, China commonly known as DG1 and DG2 (“ASAT”);

(2) TALENT FOCUS INDUSTRIES LIMITED, a company incorporated in Hong Kong with limited liability whose registered office is at 2nd Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong (“Talent Focus”); and

(3) QPL LIMITED, a company incorporated in Hong Kong with limited liability whose registered office is at Unit F, 17th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, New Territories, Hong Kong (“QPLL”)

RECITALS

(A) ASAT has been obtaining lead frames manufactured by Talent Focus and QPL Limited over a long period of time.

(B) In that certain Supply Agreement dated 23rd June 2005 (the “Original Supply Agreement”), the parties set out the terms and conditions in connection with the supply of lead frames to ASAT in more detail.

(C) In consideration of the completion of certain other transactions contemplated by that certain Securities Purchase Agreement dated 31st July 2005 the (“SPA”) by and among certain of the parties hereto and certain other parties, the parties hereto have now agreed to amend and restate the provisions of the Original Supply Agreement to read in their entirety as hereinafter provided.

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, the following expressions shall have the meaning set opposite them unless the context otherwise requires and terms used in this Agreement shall have the same meanings as defined in the Shared Costs and Services Agreement:

“Agreement”	this agreement as executed by the parties hereto;

“Business Day”	a day, excluding Saturdays, when banks in Hong Kong are open for business;

“Force Majeure”	in relation to any party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lock-out or other industrial action);

“HK$”	Hong Kong Dollars;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“New Companies”	other companies to be established which will be (direct or indirect) subsidiaries or associated companies of QPL International Holdings Limited;

“Products”	lead frames, heat sinks, stiffeners, tools, spare parts and related products from time to time manufactured by the Sellers;

“QPLS”	QPL Pte Limited, a company incorporated in Singapore whose registered office is at 150 Cecil Street, #09-03, AXA Life Building, Singapore 069543;

“Sellers”	QPLL, Talent Focus, QPLS and New Companies and “Seller” means any of them;

“Shared Costs and Services Agreement”	a shared cost and services agreement dated 5th October, 1999 between ASAT, QPL International Holdings Limited and QPL Limited;

“Specification”	the specification of the Products agreed in writing between the Sellers and ASAT from time to time;

2. SALE OF THE PRODUCTS

2.1 During the continuance of this Agreement, the Sellers shall be a core supplier of ASAT for the Products, meaning that ASAT will provide Sellers with a right to bid for all Products required by ASAT. ASAT shall purchase and the Seller shall sell such quantities of the Products as may be ordered and confirmed by the Seller from time to time under Clause 2.3, subject to the terms and conditions of this Agreement.

2.2 Upon receiving written orders from ASAT which shall specify the quantities, the type of Products and the price (the “Written Orders”), the Seller shall confirm in writing by the next Business Day following receipt of the Written Orders as to whether they accept the orders placed by ASAT (the “Written Confirmation”). The Written Orders will call for delivery as required. Sellers will accept all Written Orders within the forecast in Clause 4.1 and which call for delivery at least 15 days from the date of the Written Order, for which Safety Inventory listed on Attachment A (as defined in Clause 4.1.2) is available to fill such Written Orders. Sellers will use commercially reasonable efforts to accept Written Orders in excess or forecasts or calling for delivery in fewer than 15 days from the date of the Written Order. Notwithstanding any provision herein to the contrary, ASAT will have no obligation to place any Written Orders with Sellers, and ASAT will have no commitment to purchase Products except pursuant to a Written Order that has been accepted by Sellers.

3. DELIVERY OF PRODUCTS

3.1 ASAT shall generally, within 14 Business Days of the arrival of each delivery of the Products at ASAT’s premises, notify the Seller in writing of any defect by reason of which ASAT alleges that the Products delivered are not in accordance with the Specification and which should be apparent on reasonable inspection. ASAT retains the right to notify the Seller in writing of any defect by reason of which ASAT alleges that the Products delivered are not in accordance with the Specification after the products are being used in production.

3.2 If ASAT fails to give such a notice then the Products shall be deemed to have been accepted. Notwithstanding the foregoing, acceptance of any Products will not waive ASAT’s rights to any warranties of Sellers.

3.3 Without prejudice to Clauses 3.1 and 3.3 above, the Sellers guarantee that the Products in their unprocessed form shall be free from rust and oxidation, and will comply with ASAT’s Specification No. PR20501 and ASAT’s standard minimum quality requirements for 12 months after the date of delivery (subject to fair wear and tear), provided that ASAT shall comply with MC30001 in respect of material control requirements and the Products are kept in the premises of ASAT and are kept under a well controlled environment with temperature and relative humidity not higher than 24 degree Celsius and 65% respectively. ASAT shall authorize the Seller, on reasonable notice, to access ASAT’s premises where the Products are stored and to authorize or assist the Seller to inspect, check, test and record the status of the Products stored or the conditions of those premises.

3.4 Title to the Products shall vest in ASAT upon payment being received by the Seller pursuant to Clause 4.4.

3.5 Risk in and responsibility for the Products shall pass to ASAT once they are delivered at ASAT’s premises.

4. PULL SYSTEM PROGRAMME

QPLL shall maintain minimum inventory level for ASAT for parts stipulated on Attachment A. This programme is implemented with the objective of reducing delivery cycle time by building minimum inventory to meet any upside in ASAT’s demand beyond forecasts.

Below are the terms and conditions for the programme:

4.1 Safety Inventory Level

4.1.1 ASAT shall issue to QPLL a demand forecast on a monthly basis for each part number on Attachment A. During the continuance of this Agreement, ASAT shall, during the first week of every month, notify the Seller in writing of the estimated quantities of the Products listed on Attachment A necessary for its operation for the following 3 months to be delivered by the Seller to ASAT. Such forecasts are for planning purposes and are not binding on ASAT.

4.1.2 QPLL shall review the monthly forecast based on the forecasted demand to QPLL. ASAT and QPLL will review and mutually determine the agreeable quantity of safety inventory that QPLL needs to build and maintain through the term of the Agreement (the “Safety Inventory”).

4.1.3 QPLL will deliver the quantities from the safety inventory to ASAT upon ASAT’s request. Upon receipt ASAT will issue official purchase order to cover these quantities.

4.2 Liability for Slow Moving / Obsolete Inventory

4.2.1 Parts in Safety Inventory will be delivered to ASAT on a first in, first out basis and parts in the Safety Inventory for more than 3 calendar months are considered slow moving;

4.2.2 ASAT will be liable for two-thirds (66%) of slow moving inventory in Safety Inventory built by QPLL in pursuant to Clause 4.1;

4.2.3 Parts in Safety Inventory that no longer fit ASAT’s specification (arising from ASAT’s own initiative) and cannot be used for production are considered obsolete;

4.2.4 ASAT will be liable for two-thirds (66%) of obsolete inventory that is built by QPLL;

4.2.5 Without prejudice to clause 4.2 of this Agreement, if either party terminates this Agreement by serving written notice according to Clause 7.1 of this Agreement, both ASAT and QPLL shall use reasonable endeavours to ensure that inventory should be kept to a reasonable level until termination of this Agreement so as to minimize loss caused to any of the parties. ASAT will be liable for two-thirds (66%) of all outstanding Safety Inventory built by the applicable Seller upon the termination of this Agreement.

4.2.6 All the Safety Inventory arrangements for Safety Inventory created within the one hundred and eighty (180) days Agreement termination notice period in pursuant to Clause 7.1 will be discussed by a separate meeting between QPLL and ASAT, but both parties agree to use good faith and reasonable efforts to ensure that ASAT has continued access to Products under substantially the same terms and conditions during such period.

4.2.7 Liability of parts in Safety Inventory existing prior to signing of this Agreement remains to be governed by the terms of the Pull System Agreement dated August 12, 2004 for Written Orders stipulated on Attachment B. The Pull System Agreement dated August 12, 2004 will be of no further effect after signing of this Agreement.

5. PAYMENT TERMS

5.1 The Seller shall invoice ASAT on the date of delivery in respect of all deliveries of the Products made pursuant to this Agreement. Such invoices shall be payable by ASAT according to ASAT’s standard Purchase Order terms, provided that the number of actual payable days shall be (a) 30 days for invoices issued prior to November 1, 2005 and (b) for invoices issued after October 31, 2005 but prior to the end of the Initial Period (as defined in section 7.1), the longer of (A) 60 days or (B) the average of such actual payable days achieved, consistent with past practice, between the Company and its Subsidiaries on the one hand, and its major material vendors (which, as at 31st July 2005, were as set out in Attachment C hereto) on the other hand (such adjustments to be determined on a trailing quarterly basis) but in no event longer than 90 days. These terms shall be subject to review by the parties at the end of the Initial Period.

5.2 The price payable pursuant to this Clause 4 shall be inclusive of any costs of packaging, carriage and insurance of the Products.

5.3 The parties to this Agreement agree to use good faith and reasonable efforts to comply with and execute the provisions under this Agreement and provide all records and information necessary to comply with these provisions and to minimize the cost of compliance to both parties.

5.4 The Sellers agree not to increase prices for all Products sell to ASAT for a period of 6 months from the Commencement Date.

6. FORCE MAJEURE

6.1 If ASAT or any of the Sellers is unable to meet its respective obligations hereunder as a result of Force Majeure, it shall promptly notify the other party of the nature and extent of the circumstances in question.

6.2 Notwithstanding any other provisions of this Agreement, neither ASAT nor any of the Sellers shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

7. COMMENCEMENT AND DURATION

7.1 This Agreement shall be effective as from May 1, 2005 (the “Commencement Date”) and, subject to Clause 6.2, shall continue in force until the first anniversary of the date of the Closing (as defined in the SPA) of the transactions contemplated by the SPA (the “Initial Period”) and thereafter, shall, subject to Clause 6.2, be renewed for additional 12 month terms unless this Agreement is terminated by ASAT by giving to Seller not less than 6 calendar months’ notice prior to the expiration of the current term.

7.2 Either ASAT or any Seller shall be entitled forthwith to terminate this Agreement with immediate effect by written notice to other if:-

7.2.1 Any party financial statement is qualified by a going concern issue exception;

7.2.2 the other party is unable to pay its debts as they fall due or a petition is presented or meeting convened for the purpose of winding up that other party or that other party enters into liquidation whether compulsorily or voluntarily or compounds with its creditors generally or has a receiver appointed over all or any part of its assets or takes or suffers any similar action in consequence of debt;

7.2.3 any receiver or officer of any court or governmental authority shall be appointed or take possession or control of any substantial part of the assets or property or control over the affairs an obligations of that other party;

7.2.4 it is or may become unlawful for that other party to perform its obligations under this Agreement

7.2.5 that other party commits a material breach of this Agreement and fails to rectify such breech within 14 days of being required by the other party to do so;

7.2.6 that other party ceases to carry on business; or

7.2.7 any party fails to obtain (if any) all approvals required (including, without limitation, regulatory approvals) to give effect to this Agreement.

8. MISCELLANEOUS

8.1 Other than Clause 7.4 below, none of the parties may assign any of their respective rights or obligations under this Agreement in whole or in part.

8.2 In any part of this Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement (as the case may be), which shall continue to be valid and enforceable to the fullest extent permitted by law.

8.3 This Agreement shall be binding on and enure for the benefit of the parties and their respective successors, assigns and personal representatives (as the case may be).

8.4 ASAT acknowledge and agrees that any Seller may assign all or any of its rights and/or obligations under this Agreement to any subsidiaries or associated companies of Talent Focus and/or QPLL and ASAT agrees to execute all further documents and do all acts and things necessary to enable such assignment.

8.5 It is also the intention of the parties that if ASAT or any of the Sellers desires to design any of the Products, it will invite the other party to participate to jointly design such Products.

9. GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region and the parties hereto irrevocably agree that the Courts of the Hong Kong Special Administration Region shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement or any matter arising therefrom. The parties specifically disclaim the UN Convention or Contracts for the International Sale of Goods.

SIGNED by	)
)
for and on behalf of	)
ASAT LIMITED	)
in the presence of	)

SIGNED by	)
)
for and on behalf of	)
TALENT FOCUS INDUSTRIES LIMITED	)
in the presence of	)

SIGNED by	)
)
for and on behalf of	)
QPL LIMITED	)
in the presence of	)

EXHIBIT G-1

FORM OF U.S. OPINION

G-1

EXHIBIT G-2

FORM OF CAYMAN ISLANDS COUNSEL OPINION

G-2

ANNEX A

LENDER ADDRESSES

1. ASIA OPPORTUNITY FUND, L.P.*

c/o W.S. Walker & Company

Walker House, P.O. Box265

Mary Street, George Town

Grand Cayman, Cayman Islands

2. CAIP CO-INVESTMENT FUND PARALLEL FUND (I) C.V.*

Herengracht 548, 1017CG

Amsterdam, the Netherlands

3. CAIP CO-INVESTMENT FUND PARALLEL FUND (II) C.V.*

Herengracht 548, 1017CG

Amsterdam, the Netherlands

4. CHASE ASIA INVESTMENT PARTNERS II (Y), LLC*

9 East Loockerman Street

City of Dover, County of Kent

Delaware 19901, USA

ANNEX-1

ANNEX A

LENDER ADDRESSES

*In each case, with a copy (which shall not constitute notice) to:

c/o J.P. Morgan Partners Asia

Suite 3003

30/F, One International Finance Centre

1 Harbour View Street, Central, Hong Kong

Telephone No.: (852) 2533 1818

Telecopier No.: (852) 2868 5551

Attention: Andrew Liu

*With a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005-1413

Telephone No.: 212-530-5000

Telecopier No.: 212-530-5219

Attention: Douglas A. Tanner, Esq./Anthony Root, Esq.

ANNEX-2